UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a‑101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☑    Definitive Proxy Statement
☐     Definitive Additional Materials
☐    Soliciting Material Pursuant to Rule 14a‑12

THE DAVEY TREE EXPERT COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1500 NORTH MANTUA STREET
KENT, OHIO 44240
330.673.9511

Notice of 2014 Annual Meeting and Proxy Statement

Karl J. Warnke
Chairman, President and Chief Executive Officer

April 4, 2014

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Company’s corporate headquarters in the Davey Institute building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 20, 2014. We hope you will be able to attend.

We will report on our operations at the Annual Meeting, entertain any discussion, vote on the matters identified in this Proxy Statement, and consider other business matters properly brought before the meeting.

The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to vote, sign and return your proxy card. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

We look forward to seeing you at the meeting.

Sincerely,

/s/Karl J. Warnke
KARL J. WARNKE
Chairman, President and
Chief Executive Officer

THE DAVEY TREE EXPERT COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Davey Tree Expert Company will be held at The Davey Tree Expert Company, Davey Institute building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 20, 2014. The purpose of the meeting is:

1.	To elect as directors the nominees named in this Proxy Statement and recommended by the Board of Directors to the class whose term expires in 2017.

2.	To approve The Davey Tree Expert Company 2014 Omnibus Stock Plan.

3.	To approve, on an advisory, nonbinding basis, the compensation of the Named executive officers, as disclosed in this Proxy Statement.

4.	To hear reports and to transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 15, 2014, are entitled to notice of and to vote at the meeting and any postponement or adjournment thereof.

For the Board of Directors,

/s/Joseph R. Paul
JOSEPH R. PAUL
Secretary

April 4, 2014

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 20, 2014

The Proxy Statement, proxy cards, 2013 Annual Report and
Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at our Internet website at http://www.davey.com.

THE DAVEY TREE EXPERT COMPANY
PROXY STATEMENT
The Board of Directors of The Davey Tree Expert Company requests your proxy for use at the Annual Meeting of Shareholders and at any postponements or adjournments of that meeting. The Annual Meeting of Shareholders of The Davey Tree Expert Company will be held at the Company’s corporate headquarters in the Davey Institute building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 20, 2014. This proxy statement is to inform you about the matters to be acted upon at the meeting.
If you attend the meeting, you can vote your shares by ballot. If you do not attend, your shares can still be voted at the meeting if you sign and return the proxy card. Shares represented by a properly signed proxy card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted as indicated in the following table:

Proposal	Vote to be Cast
Proposal 1 – Election of nominees for director	FOR THE NOMINEES

Proposal 2 – Approval of The Davey Tree Expert Company 2014 Omnibus Stock Plan	FOR THE PLAN

Proposal 3 – Advisory approval of Named Executive Officer Compensation	FOR THE EXECUTIVE COMPENSATION
You may revoke your previously submitted proxy before it is voted by submitting another proxy card with a later date or by giving notice to us in writing or orally at the meeting.
For 2014, we will use the “notice and access” option for the delivery of proxy materials. The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders on April 4, 2014. Our Proxy Statement, proxy cards, 2013 Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 will be made available to our shareholders on that same date. On or about that date, we will begin mailing paper copies of our proxy materials to shareholders who request them.
Our 2013 Annual Report and individual proxy cards will be mailed to our shareholders on or about April 17, 2014. Our Proxy Statement, proxy cards, 2013 Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available on our Internet website at www.davey.com under the tab “Corporate Information” at the bottom of the page and then under “SEC Filings.” Our corporate offices are located at 1500 North Mantua Street, Kent, Ohio 44240. Our telephone number is 330.673.9511.
Questions and Answers Concerning this Proxy Statement and Proxy Cards

1.	What is a proxy?
It is your legal designation of another person to vote your shares of stock in accordance with the choices marked on your proxy card. That other person is called a proxy. We have designated the persons identified on your proxy card as proxies for the 2014 Annual Meeting of Shareholders.

2.	What is a proxy statement?
It is a document that the Securities and Exchange Commission (“SEC”) regulations require us to make available to you when we ask you to sign a proxy card. The proxy statement contains information about the matters to be voted upon at the Annual Meeting, information about our directors and executive officers and other important information, including how to change your vote after you vote your shares.

3.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
If your shares are registered in your name, i.e., you have stock certificates with your name on them, you are a shareholder of record. If your shares are held in the 401KSOP and ESOP Plan in your name, you are a beneficial owner.

4.	What shares are included on the proxy card?
The shares registered in your name as of the record date are included on the white proxy card. The shares held in your name in the 401KSOP and ESOP Plan as of the record date are included on the green proxy card.

5.	What constitutes a quorum for the Annual Meeting?
A majority of the voting power of The Davey Tree Expert Company present in person or by proxy constitutes a quorum for the Annual Meeting.

6.	What is the vote required for each proposal?

Proposal	Vote Required
Proposal 1 – Election of nominees for director
Plurality vote: the nominees receiving the greatest number of “for” votes cast at the Annual Meeting by proxy or by ballot will be elected. A properly executed proxy card marked “withhold” with respect to the election of the nominees will not be voted.

Proposal 2 – The Davey Tree Expert Company 2014 Omnibus Stock Plan	Affirmative vote of the holders of a majority of the common shares outstanding and entitled to vote at the Annual Meeting.

Proposal 3 – Advisory approval of Named Executive Officer Compensation	Affirmative vote of the holders of a majority of the common shares entitled to vote and represented in person or by Proxy at the Annual Meeting.
PROPOSAL ONE
ELECTION OF DIRECTORS
Our Code of Regulations provides for the annual election by the shareholders of those directors in the class whose terms in office expire at the Annual Meeting. Our Code of Regulations also provides that the Board of Directors will be divided into three classes consisting of not less than three directors (including vacancies) each whose terms in office will expire in consecutive years. Further, the number of directors may be fixed or changed by the shareholders at any meeting of shareholders called to elect directors at which a quorum is present.
Our Board of Directors is now composed of seven directors and two vacancies, three directors in the class whose terms expire in 2014, one director and two vacancies in the class whose terms expire in 2015 and three directors in the class whose terms expire in 2016. Each of our directors serves for a term of three years and until a successor is elected. If the shareholders vote to elect the nominees listed, two vacancies will exist after the Annual Meeting. The Company believes the current directors and the director nominee have the skills and dedication necessary to guide the Company's overall strategic objectives and policies and will not recommend a candidate simply because a vacancy exists. That being said, the Corporate Governance Committee is actively searching for qualified candidates to fill the existing vacancies, but has not identified nominees at this time.
Mr. Patrick M. Covey, who was nominated by members of the Board, has extensive experience with the Company both in financial and operational positions. He is also a certified public accountant and has been involved in a number of acquisitions and integrations.
The nominees for election as directors for the term expiring in 2017, as well as present directors whose terms will continue after the meeting, appear below.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE NOMINEES LISTED.

Nominees for Director Whose Terms Will Expire in 2014

J. Dawson Cunningham, age 67, has been a director of the Company since 2005. He was Executive Vice President and Chief Financial Officer of Roadway Corporation (“Roadway”), an over-the-road truck transport operation, from 1998 until his retirement in 2003. Prior to that, he held various positions as an officer of Roadway beginning in 1986. Mr. Cunningham previously served as Co-Chairman of the Board of Trustees, New York State Teamsters Council Health and Hospital Fund and Conference Pension and Retirement Fund, having served as a trustee since 1992, and was a trustee of the New England Teamster and Trucking Industry Pension Fund from 1996 until January 2007. He served as a member of the Board of Trustees of Akron General Health System, serving as Chairman from 1998 to 2003. He is a past member of the board of directors of the American Red Cross and Junior Achievement.

Sandra W. Harbrecht, age 64, has been a director of the Company since 2008. She has been President and Chief Executive Officer of Paul Werth Associates, a public relations firm, since 2008 and was President since 1985. Prior to that, she was a Credit Analyst for Bank One, Columbus NA and also an educator for ten years in the Worthington City School system. She is past Chair of the Board of Trustees for Kent State University and serves on the Dean’s Advisory Councils for the Fisher College of Business and the College of Engineering at The Ohio State University. She is also the immediate past Chair of Experience Columbus and a former board member of the Columbus Chamber of Commerce, an accredited member of the Public Relations Society of America, a past chair of the Society’s Counselors Academy and a founding member of the Council of Public Relations Firms. Ms. Harbrecht also serves as a director on the board of the Motorists Mutual Insurance Company, a regional insurance firm.

New Director Nominee Whose Term Would Expire in 2017

Patrick M. Covey, age 50, has been with the Company since 1991. He has been Chief Operating Officer since February 2012. Mr. Covey was previously appointed to Executive Vice President, Operations in 2007. Prior to that, Mr. Covey served as Vice President and General Manager of the Davey Resource Group and as Vice President, Southern Operations, Utility Services. Mr. Covey has also held various managerial positions with the Company including Manager of Systems and Process Management and Administrative Manager, Utility Services. Mr. Covey holds a bachelor of business administration degree in accounting and finance from the University of Wisconsin - Madison. He is a certified public accountant. Mr. Covey is a board member of Environmental Design, Inc., of Houston, Texas. He also serves on the Junior Achievement of North Central Ohio Board of Directors, as well as the Portage County Development Board. He is a member of the International Society of Arboriculture ("ISA"), Tree Care Industry Association ("TCIA"), and is a member of the American Institute of Certified Public Accountants ("AICPA").

Present Director Whose Term Expires in 2015

Karl J. Warnke, age 63, has been a director of the Company since 2000 and became Chairman of the Board on May 20, 2009. He was President and Chief Operating Officer from 1999 through December 31, 2006, and has been President and Chief Executive Officer since January 1, 2007. Prior to that, Mr. Warnke was Executive Vice President of the Company from 1993 to 1999 and was Vice President and General Manager, U.S. Utility Services and Operations Support, from 1988 to 1993. Mr. Warnke is a member of the Conference Board’s Executive Council for Mid-Cap Companies, and is a member of the executive committees of the Greater Akron Chamber Board of Directors and the Board of Trustees for the Ohio Chapter of The Nature Conservancy. He was also appointed as a director of the Casey Tree Foundation, a nonprofit organization focused on urban forestry, in Washington, D.C., in 2010.

Present Directors Whose Term Expires in 2016

William J. Ginn, age 62, has been a director of the Company since 2007. He was named Executive Vice President of The Nature Conservancy, an international nonprofit conservation organization, in 2014, and prior to that was the Chief Conservation Officer. He has also served that organization as its Director of the Global Forest Partnership, Manager of Division Conservation Programs-NEC, and as Senior Advisor to the Asia Pacific Region. Before joining The Nature Conservancy, Mr. Ginn developed one of the first major U.S. companies in the organic recycling area, which was later sold to a Fortune 500 solid-waste management company. He has also taught courses in economics and environment as a visiting faculty member at the College of the Atlantic.

Douglas K. Hall, age 62, has been a director of the Company since 1998. He retired in February 2008 after serving since 1999 as President and Chief Executive Officer of MDA Federal, Inc. (“MDA Federal”) (formerly Earth Satellite Corporation), a subsidiary of MDA Corporation, a provider of remote sensing systems and data utilizing geographic information systems ("GIS"). Prior to joining MDA Federal, he was Vice President and Chief Operations Officer of The Nature Conservancy, an international nonprofit conservation organization, from 1996 to 1999. From 1993 to 1996, he served as Assistant Secretary for Oceans and Atmosphere and Deputy Administrator of the National Oceanic and Atmospheric Administration ("NOAA") in the U.S. Department of Commerce. He currently serves as a senior fellow for the World Wildlife Fund in Washington, D.C.

John E. Warfel, age 65, has been a director of the Company since 2008. Mr. Warfel is owner of Warfel Group, Inc., dba Action Coach, a business coaching firm helping business owners with their strategies and results, and is also currently President of Warfel Enterprises, LLC, a consulting company. He had been President of Westfield Financial Corporation, a diverse group of financial services and related companies operating in the United States and Canada and a member of Westfield Group, from 2002 until his retirement in 2008. Prior to joining Westfield Financial Corporation, he was Vice Chairman and President of Oswald Companies, a large regional insurance firm, from 1975 to 2002. He is past President of the Insurance Board of Greater Cleveland, a member of national and local chapters of Property and Casualty Underwriters, past Vice President of the Ohio ESOP Association, past member of the Board of Trustees of Assurex Global, past Chairman of Employees Resource Council, and past board member and Secretary/Treasurer of the National American Heart Association.

Recognition of R. Douglas Cowan

After many years of distinguished and dedicated service to the Company, Mr. R. Douglas Cowan is not nominated and will not continue as a Director, effective as of the date of the Annual Meeting. Mr. Cowan began his career with the Company in 1974 as Corporate Controller, was integral to the employees buying the Company from the Davey family in 1979 and was elected a director in 1982. He named President and Chief Operating Officer in 1985, was named Chief Executive Officer in 1988, and was Chairman of the Board from 1997 to 2009. Mr. Cowan retired from the Company in 2006. We thank Mr. Cowan for his many contributions to the Company and wish him continued good fortune.

Experience, Qualifications and Skills of the Members and Nominees of the Board of Directors
Directors are responsible for overseeing our business strategy and objectives consistently with their fiduciary duties to shareholders. The Board believes that each director and nominee for director has unique and valuable individual skills and experience that, when taken as a whole, promote the overall management of the Company for the benefit of our shareholders. Moreover, the individual qualifications, accomplishments and characteristics of each of our directors and nominees for director provide us with the variety and depth of knowledge, diversity, judgment and vision necessary to provide effective oversight in guiding our affairs and direction.
We believe that each director and nominee for director has qualified experience in a variety of fields, including services delivery, industry, transportation, governmental, regulatory, nonprofit, education, and environmental protection, each of which we believe provides valuable knowledge and insight concerning various elements of our business.

Specifically, Mr. Covey was nominated because of his extensive experience with the Company, as well as his background in financial, audit and operational matters. In addition, he is a certified public accountant and has been involved in a number of business acquisitions for the Company.
All directors play an active role in overseeing our business, both at the Board and Committee level. The directors and nominees for director have demonstrated leadership skills in managing business risk and in various aspects of business, government, education and philanthropy, which contributes significantly to fulfilling their responsibility to us and to our shareholders.
In addition to the biographical information presented above for each director, the following outlines additional experience and qualifications of our directors that we believe makes each person uniquely qualified to serve on our Board of Directors at this time.
Individual Qualifications
Mr. Cunningham

•	Executive-level experience with a service-based over-the-road transportation public company

•	Served as chief financial officer with responsibility for internal and external financial reporting, including filings with the SEC

•	Executive-level responsibility for corporate-wide human resources, including compensation, benefits, and policy

•	Fifteen years of experience as a CPA with a large international accounting firm and experienced in mergers and acquisitions
Ms. Harbrecht

•	Extensive experience in business marketing, advertising, promotion, public relations and communications

•	Experienced as an educator

•	Significant involvement in college advisory boards and councils

•	Over twenty-five years of executive-level experience
Mr. Covey

•	Twenty-two years of experience in the Company with involvement in all U.S. operations and various administrative groups

•	Board member experience with nonprofit and professional organizations

•	Financial auditing experience with a large national accounting firm and the Company

•	Extensive involvement in all aspects of mergers, acquisitions and strategic partnerships
Mr. Warnke

•	Forty-year career in the horticulture, arboriculture, landscape and environmental science industry

•	Board member for multiple nonprofit and professional organizations for over twenty-six years

•	Extensive experience in business management, sales, production, and management of multiple services and subsidiary businesses in the United States and Canada.

•	Over twenty years of executive-level leadership, including as a director for a privately-held employee-owned manufacturing company
Mr. Ginn

•	Extensive experience in environmental conservation, most notably in sustainability, recycling and forest conservation

•	Undergraduate and graduate work in human ecology and landscape architecture

•	Well-versed in the various aspects of starting, managing, and selling a successful recycling business

•	Executive-level management experience
Mr. Hall

•	Extensive experience in business leadership, financial management and financial audit

•	Well-versed and experienced in environmental policy

•	Significant involvement in human resource and corporate management

•	Experienced in mergers and acquisitions and strategic planning
Mr. Warfel

•	Forty-years executive experience in sales and marketing

•	Extensive and significant experience in property and casualty insurance

•	Business owner, including current ownership of consulting entities

•	Financial acumen and experienced with Employee Stock Ownership Plans ("ESOP")

PROPOSAL TWO
APPROVAL OF THE DAVEY TREE EXPERT COMPANY 2014 OMNIBUS STOCK PLAN
Shareholders approved The Davey Tree Expert Company 2004 Omnibus Stock Plan at the 2004 Annual Meeting of Shareholders. The 2004 plan expires this year. Subject to shareholder approval at the Annual Meeting, the Board of Directors has approved a new plan, The Davey Tree Expert Company 2014 Omnibus Stock Plan (the "New Plan"), to replace the 2004 plan.
The New Plan is similar to the 2004 plan and continues the maintenance of the employee stock purchase program, as well as provisions for the grant of stock options and other stock-based incentives. The Company also may, from time to time, consider future subscription offerings. In addition, the New Plan expressly provides for the grant of awards that are conditioned upon the achievement of performance objectives, which is discussed in more detail below.
As of March 15, 2014, there were 14,094,444 common shares are issued and outstanding and 1,303,441 common shares were subject to outstanding awards under the Company’s equity compensation programs.
The following is a summary of the material features of the New Plan. The following summary of the New Plan is qualified in its entirety by reference to the full text of the plan document, a copy of which is attached as Appendix A to this Proxy Statement.
Purpose and Administration
The objective of the New Plan is to encourage continued employee ownership and to foster and promote the long-term growth and performance of the Company by enhancing the Company's ability to attract and retain qualified employees and directors and by motivating employees and directors through stock ownership and performance-based incentives. The New Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee") and will remain in effect for ten years. All directors of the Company and employees of the Company and its subsidiaries are eligible to participate in the New Plan. The Company currently has approximately 7,000 employees and six non-employee directors.
Authority of Committee
The Committee has authority to: grant awards; select the participants who will receive awards; determine the terms, conditions, and restrictions applicable to the awards; determine how the exercise price is to be paid; modify or replace outstanding awards within the limits of the New Plan; accelerate the date on which awards become exercisable; waive the restrictions and conditions applicable to awards; and establish rules governing the New Plan.
The New Plan does not generally establish limits on the exercise price of awards, earn-out or vesting periods, or termination provisions in the event of termination of employment. Instead, the Committee is given the broad authority to establish these terms in order best to achieve the purpose of the New Plan.
The Committee will be constituted in a manner that is consistent with the standards for "Non-Employee Director" set forth in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and the definition of "outside directors" set forth in Treasury Regulations promulgated under Section 162 of the Internal Revenue Code of 1986, as amended (the "Code"). Rule 16b-3 relates to the trading of stock by insiders, and Section 162 relates to a $1 million deductibility limit, which is discussed below.
Number of Common Shares
The New Plan provides for the grant of 5.0% of the number of common shares outstanding as of the first day of each fiscal year plus the number of common shares that were available for grant of awards, but not granted, in prior years. In no event, however, may the number of common shares available for the grant of awards in any fiscal year exceed 10.0% of the common shares outstanding as of the first day of that fiscal year. The maximum number of common shares that may be subject to awards granted to any particular employee in any year is 100,000, and the maximum number of common shares that may be issued under incentive stock options granted under the New Plan is 500,000.
Common shares subject to an award that is forfeited, terminated, or canceled without having been exercised (other than shares subject to a stock option that is canceled upon the exercise of a related stock appreciation right) are generally added back to the number of shares available for grant under the New Plan.
In the event of a recapitalization, stock dividend, stock split, distribution to shareholders (other than normal cash dividends), or similar transaction, the Committee will adjust the number and class of shares that may be issued under the New Plan or to any participant and the number and class of shares, and the exercise price, applicable to outstanding awards.

Types of Awards
In addition to the maintenance of an employee stock purchase program, the New Plan provides for the grant of stock options (incentive stock options or "nonqualified" stock options), restricted stock, stock appreciation rights, stock purchase rights, restricted stock units, cash awards, performance restricted stock units, and other stock or performance-based incentives. These awards are payable in cash or common shares, or any combination thereof, as established by the Committee.
The New Plan provides that awards may, in the discretion of the Committee, be subject to conditions established by the Committee, including future service with the Company or the achievement of specific performance objectives. These performance objectives may be based on any of the following business criteria, either alone or in any combination, and on either a consolidated or business unit level: return on net assets, return on equity, return on invested capital, total shareholder return, equity valuation, economic value added, completion of acquisitions, product and market development, technology development, inventory management, working capital management, customer satisfaction, sales, revenue, operating income, cash flow, net income, earnings per share, and other GAAP and non-GAAP measures of financial performance, including earnings before interest and taxes, earnings before interest, taxes, depreciation, and amortization, and similar measures. These business criteria may be clarified by reasonable definitions adopted from time to time by the Committee, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or nonrecurring items, effects of accounting changes, effects of currency fluctuations, effects of financing activities, expenses for restructuring or productivity initiatives, nonoperating items, acquisition expenses, and effects of acquisitions, divestitures, or reorganizations.
Section 162(m) of the Code allows a corporation to take a tax deduction in excess of $1 million per year for compensation paid to certain executive officers. These executives are the Chief Executive Officer, Chief Financial Officer and other employees having total compensation required to be disclosed in the proxy statement by nature of being the three highest compensated officers for the tax year. Compensation that is contingent on the attainment of performance objectives is excluded from the $1 million limit and is, therefore, deductible without regard to that limit. Although it is possible that the attainment of performance objectives may in the future technically enable the Company to deduct compensation in excess of this limit, the Company does not expect or anticipate, in the foreseeable future, to pay to executive officers compensation that exceeds the limit.
Grant of Awards
Awards may be granted singularly or in combination or tandem with other awards. Awards may also be granted in replacement of other awards granted by the Company. If a participant pays all or part of the exercise price or taxes associated with an award by the transfer of common shares or the surrender of all or part of an award (including the award being exercised), the Committee may, in its discretion, grant a new award to replace the common shares or award that were transferred or surrendered. The Company may also assume awards granted by an organization acquired by the Company or may grant awards in replacement of any such awards.
Payment of Exercise Price
The exercise price of a stock option (other than an incentive stock option), stock purchase right, and any other stock award for which the Committee has established an exercise price may be paid in cash, by the transfer of common shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. The exercise price of an incentive stock option may be paid in cash, by the transfer of common shares, or by a combination of these methods, as and to the extent permitted by the Committee at the time of grant, but may not be paid by the surrender of an award.
Company Purchase Option; Right of First Refusal
In the event of a plan participant's termination of employment with the Company or termination of service as a director of the Company, the Company has the right and option to purchase from the participant the common shares acquired by the participant pursuant to the grant of an award under the New Plan. The Company may allow the Trustees of The Davey 401KSOP and ESOP to exercise its purchase right.
Taxes Associated with Awards
Prior to the payment of an award, the Company may withhold, or require a participant to remit to the Company, an amount sufficient to pay any federal, state and local taxes associated with the award. The Committee may permit participants to pay the taxes associated with an award (other than an incentive stock option) in cash, by the transfer of common shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of these methods.

Termination of Awards
The Committee may cancel any awards if the participant, without the Company's prior written consent: (i) renders services for an organization, or engages in a business, that is, in the judgment of the Committee, in competition with the Company; (ii) discloses to anyone outside of the Company, or uses for any purpose other than the Company's business, any confidential information or material relating to the Company; (iii) commits a felony or other act involving dishonesty or moral turpitude with respect to the Company; or (iv) engages in any of the activities that may be designated by the Committee.
Change in Control
In the event of a change in control of the Company, unless the Board of Directors determines otherwise, (i) all outstanding stock options, stock appreciation rights, and stock purchase rights become fully exercisable, (ii) all restrictions and conditions applicable to restricted stock and other awards exercisable for common shares will be deemed to have been satisfied, and (iii) all cash awards will be deemed to have been fully earned. For purposes of the New Plan, a “change in control” generally means that any of the following events has occurred: (1) any person (other than the Company) becomes the beneficial owner of 20% of the common shares of the Company then outstanding; (2) at any time during a period of 24 consecutive months, continuing directors represent less than a majority of the member of the Board of Directors; or (3) a record date is established for determining shareholders entitled to vote upon (a) a merger or consolidation of the Company (if the persons who hold common shares of the Company immediately prior to the merger or consolidation will, immediately after the merger or consolidation, hold less than 80% of the outstanding voting securities of the surviving or resulting entity or its parent), (b) a sale or other disposition of all or substantially all of the assets of the Company, or (c) the dissolution of the Company.
If a plan participant proposes to sell, assign, transfer, pledge or otherwise dispose of, by operation of law or otherwise, any common shares acquired pursuant to the grant of an award under the New Plan, then the participant must first give written notice of the proposed transfer to the Company and the Company has the right and option to purchase from the participant the common shares subject to the proposed transfer.
Any such determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the directors then in office are "continuing directors" and the determination is approved by a majority of the "continuing directors." For this purpose, "continuing directors" are directors who were in office prior to the change in control or were recommended or elected to succeed "continuing directors" by a majority of the "continuing directors" then in office.
Nonassignability of Awards
Unless the Committee otherwise determines, no award granted under the New Plan may be transferred or assigned. The New Plan also provides that, unless the Committee otherwise determines, an award may be exercised during the holder's lifetime, only by the holder or by the holder's guardian or legal representative. No incentive stock option or rights under certain employee stock purchase plans, however, may be exercised during the participant's lifetime by the participant's guardian or legal representative.
Amendment, Effective Date, and Termination of the New Plan
The Board of Directors may amend, suspend, or terminate the New Plan at any time. Shareholder approval for any such amendment will be required only to the extent necessary to preserve the exemption provided by Rule 16b-3 for this Plan and Awards granted under this Plan, required by applicable law, or required to comply with the rules of any exchange or market on which the common shares may be listed or traded.
Term
The New Plan will terminate on the tenth anniversary of its approval by shareholders.
U.S. Federal Income Tax Consequences of Awards
The following is a brief general discussion of the anticipated U.S. federal income tax treatment, under current provisions of the Code, of the grant and exercise of awards to the Company and the participants. Employees who are not citizens or residents of the United States should consult with a tax advisor as to the tax consequences of participating in the New Plan.
Incentive Stock Options. In general, an employee will not recognize taxable income at the time an incentive stock option is granted or exercised, and the Company will not be entitled to a deduction, so long as a minimum employment requirement is satisfied. However, the excess of the fair market value of the common shares acquired upon exercise over the exercise price is potentially subject to the alternative minimum tax. If the employment requirement is not satisfied, the income tax treatment will be the same as that for a non-qualified stock option, described below. Upon disposition of the common shares acquired upon exercise, capital gain or capital loss will be recognized in an amount equal to the difference between the sale price and the exercise price, so long as minimum holding period requirements are satisfied. If the holding period requirements are not satisfied, the employee will recognize ordinary income, and the Company will be entitled to a corresponding deduction, to the extent of the difference between the exercise price and the lesser of the fair market value of the common shares on the date the option is exercised or the amount realized in the disposition. Any remaining gain or loss is treated as a capital gain or capital loss.
Non-Qualified Stock Options. In general, an employee will not recognize taxable income upon the grant of a stock option that does not qualify as an incentive stock option (a "nonqualified stock option"), and the Company will not be entitled to a deduction. Upon exercise, the employee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common shares acquired upon exercise, and the Company will be entitled to a corresponding deduction. Upon disposition of the common shares, appreciation or depreciation after the date of exercise will be treated as either capital gain or capital loss.
Restricted Stock. Unless an employee makes an election under Section 83(b) of the Code, the employee will recognize no income, and the Company will be entitled to no deduction, at the time restricted stock is awarded to the employee. When the restrictions lapse or are otherwise removed, the employee will recognize compensation income equal to the excess of the fair market value of the restricted stock at that time over the amount, if any, paid by the employee for the restricted stock, and the Company will be entitled to a deduction in the same amount. Dividends paid on restricted stock during any restriction period will, unless the employee has made an election under Section 83(b) of the Code, constitute compensation income, and the Company will be entitled to a deduction in the same amount. Upon disposition of common shares after the restrictions lapse or are otherwise removed, any gain or loss realized by an employee will be treated as capital gain or loss.
If an employee makes an election under Section 83(b) of the Code, the employee will recognize compensation income equal to the excess of the fair market value of the common shares on the date of grant over the price paid for those common shares, and the Company will be entitled to a deduction in the same amount. Dividends paid on the stock thereafter will be treated as dividends taxable to the employee and not deductible by the Company.
Stock Appreciation Rights, Restricted Stock Units, and Performance Restricted Stock Units. The grant of stock appreciation rights, restricted stock units, and performance restricted stock units will have no immediate tax consequences to the Company or the employee receiving the grant. The amount received by the employee upon the exercise of the stock appreciation rights will be included in the employee's ordinary income in the taxable year in which the stock appreciation rights are exercised, and the Company will be entitled to a deduction in the same amount in that year. In general, at the time the Company pays any amount to the employee with respect to the restricted stock units or the performance restricted stock units, the employee will recognize compensation income equal to the amount of that payment, and the Company will be entitled to a deduction in that amount.
Stock Purchase Rights. In general, the exercise of a stock purchase right under a stock purchase program that does not meet the requirements of Section 423 of the Code will be treated as the exercise of a nonqualified stock option for tax purposes, as described above.
In general, the exercise of a stock purchase right under a stock purchase program that does meet the requirements of Section 423 of the Code (a "Section 423 Right") will receive the same treatment as the exercise of an incentive stock option, described above, with the following differences. If the employee disposes of the stock before minimum holding-period requirements are satisfied, the amount of ordinary income recognized by the employee will be the difference between the fair market value of the stock at the time of exercise and the exercise price. If, after minimum holding-period requirements are satisfied, the employee disposes of stock received on exercise of a Section 423 Right at an exercise price of less than 100% of the fair market value of the stock at the time of grant, or dies at any time while holding such stock, the employee will recognize ordinary income in an amount equal to the lesser of the fair market value of the stock at the time of disposition (or the date of death) or the fair market value of the stock at the time of grant over the exercise price. Any additional gain or loss to the employee on a disposition of such stock will be capital, and the amount of any ordinary income will be added to basis for purposes of determining the amount of such gain or loss.
Future Plan Benefits
It is not possible to determine the specific amounts and types of awards that may be granted in the future under the New Plan because the grant of awards under the New Plan is within the discretion of the Committee.
Vote Required to Approve the New Plan
The affirmative vote of the holders of a majority of the common shares outstanding and entitled to vote at the Annual Meeting is required to approve the New Plan.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE NEW PLAN.

PROPOSAL THREE
ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Securities and Exchange Act of 1934, as amended, enable our shareholders to vote to approve, on an advisory, nonbinding basis, the compensation of our named executive officers as disclosed in this Proxy Statement, often referred to as "say-on-pay" proposal. In 2011, our shareholders voted to hold this "say-on-pay" vote every three years and the Board of Directors voted to approve this option.
As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. Under this program our executive officers are rewarded for the achievement of specified short-term, long-term and strategic goals, and increased shareholder value. Please read the "Compensation Discussion and Analysis" and review other information provided in this Proxy Statement for additional details about our executive compensation program, including information about the Fiscal Year 2013 compensation of our Named executive officers.
We believe our compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to create value for our shareholders.
In support of this belief and reflective of the Compensation Committee's oversight of the executive compensation program, the Compensation Committee has adopted the following practices:

•	Performance goals that require the management team to maintain and improve profitability in all economic environments to receive target compensation;

•	A principal part of executive compensation consists of performance-based incentives, including performance shares;

•
Establish total direct compensation such that, when our fundamental financial performance is at target levels, total compensation (base salary, short-term cash incentives, and long-term incentives) for each executive officer is competitive with the total compensation for executives in comparable positions at companies in our market;

•	Incentive plan payouts based on pre-established and measurable metrics with payouts that cannot exceed maximum values.
The Compensation Committee continually reviews the compensation programs for our Named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders' interests and current market practices.
We are asking our shareholders to indicate their support for our Named executive officer compensation program as described in this Proxy Statement. Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
"RESOLVED", that the Company's shareholders approve, on an advisory, nonbinding basis, the compensation of the Company's Named executive officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosures."
This proposal gives our shareholders the opportunity to express their views on the compensation of our Named executive officers. This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our Named executive officers as described in this Proxy Statement. While the Board of Directors values the opinions of our shareholders, the say-on-pay vote is advisory and is not binding on the Company, the Board of Directors or the Compensation Committee. However, we did consider the results of the advisory vote last taken in 2011 and, due to the strong support demonstrated by our shareholders, determined that no immediate changes to the compensation plan for our Named executive officers were necessary. We will consider the results of the vote when evaluating the perception of our plans by the shareholders and will continue, as has been our ongoing practices, to evaluate whether any future actions will be advisable to address those concerns.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE
Director Selection Process
We believe the Board should represent a broad and diversified spectrum of experienced and qualified individuals who are able to contribute to our success. The Corporate Governance Committee is responsible for the review of and recommendation to the Board of Directors nominees for election as directors. The Committee works with the full Board to develop criteria for open Board positions, taking into account the factors that it deems appropriate. These factors may include identifying a nominee whose array and diversity of talents, experiences, qualifications, personal attributes, and skills would complement those already represented on the Board; the level of independence from us; our current needs, business priorities, objectives and goals; and the need for a certain specialized expertise. In applying these criteria, the Committee considers a candidate’s general understanding of elements relevant to the success of a service company in the current business environment, the understanding of our business and our risk factors, senior operating experience with a service company or other organizations, a broad understanding of and direct experience in corporate business and service delivery, as well as the candidate’s educational and professional background. The Board believes that diversity of professional experience, professional training and personal accomplishments are important factors in determining the composition of the Board. The Committee considers candidates suggested by other Board members, management and shareholders. The Committee may also retain a qualified independent third-party search firm to identify and review candidates.
Once a prospective nominee has been identified, the Committee will make an initial determination as to whether to continue with a full review and evaluation. In making this determination, the Committee will take into account all information provided to the Committee, as well as the Committee’s own expertise and experience. The Committee will then consider the potential candidate to ensure he or she has exhibited the criteria that the Committee has established for the position.
If the prospective nominee passes the preliminary review, members of the Committee, as well as other Board members as deemed appropriate, will interview the nominee. Upon completion of this process, the Committee will confer and make a recommendation to the Board. The Board, after reviewing the Committee’s report, will make the final determination whether to nominate the candidate. Selection for persons identified to be appointed to a Board position will be conducted in the manner described above. Any shareholder who desires to recommend a prospective nominee for the Board should notify our Corporate Secretary in the manner described below in “Shareholder Nominations for Director.”
Shareholder Nominations for Director
Shareholders may nominate candidates for election as directors if they follow the procedures and comply with the deadlines specified in our Code of Regulations, as may be amended from time-to-time. A copy of our Code of Regulations is available to any shareholder who makes a written request to the Corporate Secretary at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.
A shareholder may nominate one or more candidates for election as director by, not less than 30 days prior to the meeting at which the directors are to be elected, notifying our Corporate Secretary of his or her intention to make the nomination. The shareholder must provide us with all of the information about each of the candidates so nominated as would be required under the rules of the SEC to be included in a proxy statement.
Any submission should include details regarding the qualifications of the recommended candidate and other pertinent information. Director nominees should have high professional and personal ethics and values, requisite experience and background, and must be able to represent the interests of the shareholders, as well as meet the criteria set by the Corporate Governance Committee. Further, a nominee must have the time and desire to meet their duties and responsibilities effectively and have the potential to contribute to the effectiveness of the Board of Directors.
Shareholders may submit nominations in writing by sending such submission to Corporate Secretary, The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.
Independence
The Board reviews, at least annually, director independence. As part of that review, the Board considers transactions and relationships between each director and any member of his or her family and the Company and its subsidiaries and affiliates. All such relationships are reported under the heading “Transactions with Related-Persons, Promoters and Certain Control Persons” in this Proxy Statement. The purpose of this review is to determine whether any relationships or transactions existed or exist that could be considered inconsistent with a determination that the director is independent. Although our common shares are not listed on the New York Stock Exchange (“NYSE”) or any other exchange, with respect to determining if a director or a director nominee is independent, we use the same definition of independence as used by the NYSE, a national securities exchange.

As a result of their most recent review, the Board determined that the following Directors have been identified as being independent: Mr. Cunningham, Mr. Ginn, Mr. Hall, Ms. Harbrecht, and Mr. Warfel. No director has been identified as a lead independent director.
Mr. Warnke, our Chairman, President and Chief Executive Officer, Mr. Covey our Chief Operating Officer and director nominee, and Mr. Cowan, our former Chairman and Chief Executive Officer, are not deemed to be independent directors. Mr. Cowan's current term as a director expires effective as of the Annual Meeting.
Committees of the Board of Directors; Attendance
Compensation Committee
The present members of the Compensation Committee are Messrs. Cunningham (Chair), Ginn, Hall, and Warfel. The Compensation Committee, which must be composed entirely of independent directors, as that term is defined by the NYSE, recommends to the Board of Directors the salaries and other compensation of our executive officers and supervises the administration of our benefit programs. As more fully set out in the “Compensation Discussion and Analysis” in this Proxy Statement, the Compensation Committee does not delegate its authority to set compensation; however, the Board does review recommendations from our Chief Executive Officer regarding the compensation of other officers. Furthermore, the Committee periodically retains outside consultants to review and discuss compensation and benefit plans. The Compensation Committee met two times in 2013.
When utilized, the outside consultants are provided with specific instructions relating to the research to be performed. Once engaged to conduct a salary and bonus-level review, the consultants are directed to compare our plans with those of companies of similar size and in similar industries. Similarly, the consultants are directed to compare and contrast benefit plans that are applicable to private and public companies of similar size and with similar governance structures. Findings by the consultants are reviewed by the Committee and with the full Board, which then makes the final decisions regarding compensation. The executive officers were directed to engage Pay Governance LLC (“Pay Governance”) in 2011 to conduct a review of the material features of our compensation structure. The Compensation Committee considered the results of their review in 2012, and as outlined in the “Compensation Discussion and Analysis,” beginning on page 15, made changes to the compensation structure in 2013.
Pay Governance has not provided other professional services to date, including advice related to our insurance and employee benefit programs. In 2013, we paid Pay Governance $3,361 for compensation analysis and review services. In order to perform the services that are required of them, Pay Governance does have access to certain confidential information about us; however, they do not participate in the final strategic decision-making process. Further, Pay Governance is compensated on a fee-based structure and no portion of any payment made to them is dependent upon achieving a certain result or is otherwise commission-based. Based on the foregoing, we have determined that there are no compensation consultant conflicts.
No director has been identified as having a relationship that requires disclosure as a compensation committee interlock.
Audit Committee
The present members of the Audit Committee are Messrs. Cunningham, Ginn, Hall (Chair), and Ms. Harbrecht. The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to: the integrity of our financial statements; our financial reporting process; our systems of internal accounting and financial controls; the performance of our internal and independent auditors; the independent auditors’ qualifications and independence; and our compliance with ethics policies and legal and regulatory requirements. The members of the Committee meet the independence requirements of the NYSE and the Securities Exchange Act of 1934, as amended. The Board has determined that J. Dawson Cunningham qualifies as an audit committee financial expert pursuant to the SEC’s rules. The Audit Committee met two times in 2013. In addition, the Chair and members met with management and the independent auditors by teleconference four times in 2013.
Corporate Governance Committee
The present members of the Corporate Governance Committee are Messrs. Cowan, Warfel (Chair), Warnke and Ms. Harbrecht. Mr. Warfel and Ms. Harbrecht are independent directors who meet the NYSE independence standards. The Corporate Governance Committee screens and recommends candidates for election as directors and recommends committee members and committee chairpersons for appointment by the Board of Directors. The Committee will consider nominees for the Board of Directors recommended by our shareholders. The Committee also conducts annual performance evaluations of the committees of the Board. The Corporate Governance Committee met two times in 2013.
General
Nonindependent directors may not serve on the Compensation or Audit Committee. Independent directors generally serve on at least two committees.

The Board met five times in 2013. All incumbent directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served. We encourage our directors to attend the Annual Meeting of Shareholders. In 2013, all directors except Mr. Cowan attended the Annual Meeting of Shareholders.
The charters of the Compensation, Audit and Corporate Governance committees are available on the Company’s website at www.davey.com under the tab “Corporate Information,” at the bottom of the page then under “Board Committee Charters,” or by contacting the Corporate Secretary at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.
Role of the Board in Risk Oversight
The Board recognizes that it is neither possible nor prudent to eliminate all risk, and that in order to remain competitive, certain risk-taking is an essential element of every business decision and part of our business strategy. However, the Board also understands that within any business framework, steps must be taken to properly safeguard the assets of the Company, implement and maintain appropriate financial and other controls, and ensure that business is conducted sensibly and in compliance with applicable laws and regulations and proper governance.
Assessing and managing risk is the responsibility of our management. It is the responsibility of the Board of Directors to oversee risk management. As part of this responsibility, the Board oversees and reviews certain aspects of our risk management efforts. For example, the Board requires that an annual overall assessment of risk be performed and has delegated this oversight of the process to the Audit Committee. This enterprise-wide risk management assessment is designed to review and identify potential events that may affect us, including cyber security risks, manage risks within our risk profile and provide reasonable assurance regarding the achievement of our objectives.
The Audit Committee reviews and discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our financial risk assessment and risk management policies.
Company representatives meet annually in executive session with the Audit Committee. The General Auditor and the Chief Financial Officer review with the Audit Committee each year’s annual internal audit plan, which focuses on significant areas of financial, operating, and compliance risk. The Audit Committee also receives regular reports from management on the results of internal audits.
In addition, each year our management team conducts a thorough assessment of potential risks facing us and reports their findings to the Audit Committee. Risks are rated as to severity and the likelihood of threat, and management outlines the mitigation efforts associated with each risk. To the extent management identifies mitigation efforts that were not in place, management identifies the initiative to address the particular situation. The Audit Committee then reports these findings to the full Board to assist in its oversight of risk.
As further described under “Compensation Risk Analysis,” the Compensation Committee is responsible for the oversight of risks relating to employment policies and our compensation and benefits arrangements. To assist in satisfying these oversight responsibilities, the Committee may retain a compensation consultant and meets regularly with management to understand the financial, human resource and shareholder implications of compensation decisions that are made by the Board. The philosophy, process and rationale the Compensation Committee utilized as part of its responsibilities is discussed in detail in the “Compensation Discussion and Analysis” included in this Proxy Statement on pages 15 through 22.
Board Leadership
Mr. Warnke is the Chairman of our Board of Directors, Chief Executive Officer and President. Our Board has the authority to choose its chairman in any way it deems best for us at any given point in time. Historically, we have combined the positions of chief executive officer and chairman. We believe this is appropriate because we are employee-owned, and combining the chairman and chief executive officer positions gives our employee-owners a clear leader and improves efficiencies in the decision-making process. We believe we have greatly benefited from having a single person setting our tone and direction, and having primary responsibility for managing our operations. This structure has also allowed the Board to carry out its oversight responsibilities with the full involvement of our independent directors. To date, the Board’s role in the oversight of risk assessment has not caused it to identify any changes to the current leadership structure. However, our Board believes that there is no single leadership structure that would be most effective in all circumstances and, therefore, retains the authority to modify our leadership structure to best address our circumstances as and when appropriate.
Communicating Concerns to Directors
We have established procedures to permit communications with the Board of Directors regarding the Company. Interested parties may communicate with the Board of Directors by contacting the Chairman, the chairs of the Audit, Compensation and Corporate Governance Committees of the Board, or with any independent Director by sending a letter to the following address: The Davey Tree Expert Company, Corporate Secretary, 1500 North Mantua Street, Kent, Ohio 44240.

An interested party may also communicate concerns through other mediums as set forth in our Whistleblower Policy. A copy of our Whistleblower Policy is available on our Company’s website at www.davey.com, or by contacting the Corporate Secretary at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.
All communications directed to our Board of Directors or Board Committees are reviewed and communicated with the appropriate Board member or members.
Business Conduct Policies
We have a Code of Ethics that applies to all of our employees and directors and we have a Code of Ethics for Financial Matters that applies to all employees and directors, but particularly those who oversee the preparation of our financial statements. The policies are available at our website, www.davey.com, or by contacting the Corporate Secretary at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.
Transactions with Related-Persons, Promoters and Certain Control Persons
Our Board of Directors has adopted a written policy regarding related-party transactions. Under that policy, all transactions with or involving a related-person must be disclosed to and approved in advance by the Corporate Governance Committee. Further, each officer and director is requested, on an annual basis, to confirm the existence of any related-person transaction. Even if disclosed, each such transaction must have a legitimate business purpose and be on terms no less favorable than that which could be obtained from unrelated third parties. Related-party transactions are considered when determining if a director is deemed to be an independent director.
In 2013, no executive officer, director or director nominee was indebted to us or was a party to any transaction in which any related-person will have a direct or indirect material interest. Further, no related-person has proposed such a transaction. For purposes of this discussion, a related-person is a director, a nominee for director, an executive officer, an immediate family member (including nonrelated-persons sharing the same household) of any of these persons, or any entity controlled by any of these persons.
OWNERSHIP OF COMMON SHARES
The following table shows, as of March 15, 2014, the number and percent of our common shares beneficially owned by each nominee, director, and officer listed in the “2013 Summary Compensation Table,” and all directors and officers as a group.

Name	Number of Shares (1)(2)(3)	Percent (2) (4)
Karl J. Warnke	503,238	3.57%
R. Douglas Cowan	85,930.61%
J. Dawson Cunningham	18,957.13%
William J. Ginn	13,151.09%
Douglas K. Hall	45,954.33%
Sandra W. Harbrecht	22,732.16%
John E. Warfel	10,686.08%
Patrick M. Covey	38,986.28%
Joseph R. Paul	25,607.18%
David E. Adante(5)	97,567.69%
Steven A. Marshall	125,746.89%
James F. Stief	172,250	1.22%
22 directors and officers as a group, including those listed above	1,911,495	13.55%

(1)	Other than as described below, beneficial ownership of the common shares listed in the table is comprised of sole voting and investment power, or voting and investment power shared with a spouse.
Includes shares allocated to individual accounts under our 401KSOP and ESOP Plan for which the following executive officers have sole voting power as follows: Mr. Warnke, 47,418 shares; Mr. Adante, 58,227 shares; Mr. Covey, 4,897 shares; Mr. Paul, 2,202 shares; Mr. Marshall, 61,844 shares; Mr. Stief, 24,488 shares; and 416,596 shares by all officers as a group.

(2)
These numbers include the right to purchase common shares on or before May 14, 2014 upon the exercise of outstanding stock options: Mr. Covey, 8,800 shares; Mr. Paul, 9,800 shares; Mr. Marshall, 23,600 shares; Mr. Stief, 5,200 shares; and 115,400 common shares by all directors and officers as a group. These numbers also include the right to purchase common shares on or before May 14, 2014 upon the exercise of outstanding stock appreciation rights: Mr. Warnke, 11,800 shares; Mr. Covey, 5,168 shares; Mr. Paul, 1,008 shares; Mr. Marshall, 4,917 shares; Mr. Stief, 2,834 shares; and 42,247 common shares by all directors and officers as a group.

(3)	Of the shares listed, the following number of shares were pledged as security: Mr. Paul, 6,525 shares; Mr. Stief, 9,000 shares; and 90,313 shares by all directors and officers as a group.

(4)
Percentage calculation based on total shares outstanding plus the options exercisable by the respective individual on or before May 14, 2014, in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934.

(5)	Mr. Adante retired effective March 23, 2013.
To our knowledge, as of March 15, 2014, no person or entity was an owner, beneficial or otherwise, of more than five percent of our outstanding common shares. Reliance Trust Co., trustee of the 401KSOP and ESOP Plan, 1100 Abernathy Road, Northpark Building 500, Suite 400, Atlanta, GA 30328, had, as of March 15, 2014, certain trustee-imposed rights and duties with respect to common shares held by it. The number of common shares held in the 401KSOP and ESOP Plan as of March 15, 2014, was 4,332,131, or 30.74% of our outstanding common shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common shares to file reports of ownership and changes in ownership of our common shares held by them with the SEC. Currently, we file these reports on behalf of our directors and executive officers. Based on our review of these reports, we believe that during the year ended December 31, 2013, except as noted below, all reports were timely filed. The following Forms 4's were inadvertently filed late: director grant of stock appreciation rights for Messrs. Ginn, Hall, Warfel, Cunningham, Cowan and Ms. Harbrecht; settlement of stock appreciation rights upon retirement for Messrs. Adante, and Gaumer; exercise of incentive stock options by Mr. Johnson; and grants of options to Messrs. Warnke, Covey, Paul, Marshall, Stief, Joy, Ober, Ramsey, Repenning, Vaughn, Sucic, Bast and Mss. Conner and Sears.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
We, the members of the Compensation Committee of the Board of Directors, which is composed entirely of independent, nonemployee directors, assist the Board of Directors in carrying out its responsibilities for management succession matters, for developing, approving and administering the Company’s executive incentive and benefits programs, recommending director compensation, and for establishing the salaries for the CEO and the President. Our compensation philosophy is to drive and support the Company’s business goals by compensating for measurable performance and achievement of approved goals, regularly assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees, and validating that awards are made with due consideration of balancing risks and rewards.
The Company’s compensation programs are designed to reward employees for producing sustainable growth for our shareholders and to attract and retain qualified and experienced talent. A significant part of the compensation for senior executives is tied to Company performance or achievement of certain goals and, therefore, is not guaranteed. If the Company or an executive fails to perform within established parameters for a given fiscal year, incentive compensation may be reduced or eliminated.
In 2013, certain economic indicators in the United States showed slight improvements over 2012, although other conditions around the world continue to affect domestic economic results. Despite the continued tepid economy, through growth, sales, and cost control efforts, the Company delivered results that were better than plan. Except for cash flow generated from operations, all results are based on the audited financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Specifically, in 2013 the Company:

•
Generated cash flow from operations of $63,064,000 defined as net income plus depreciation and amortization (refer to page F-7 in the Company's Form 10-K for the fiscal year ended December 31, 2013 for U.S. GAAP cash flow from operations);

•	Achieved operating profit, as defined in our description of operating profit on page 18, of $46,767,000 or 6.6%;

•	Realized return on average invested capital of 20.55%;

•	Increased net revenues by $33,695,000 over 2012 net revenues, or a 5.0% increase; and

•	Completed several asset acquisitions and acquired a minority interest in a technology company that markets to utility companies.
The Company’s executive officers for 2013 include Karl J. Warnke, Principal Executive Officer (“PEO”), Joseph R. Paul, Principal Financial Officer (“PFO”) and the other executive officers named in the “2013 Summary Compensation Table” (collectively the “Named Executive Officers” or “NEOs”). In addition, because he was PFO until his retirement in March 2013, Mr. David E. Adante is listed. We are careful to align NEO compensation with the interests of the Company’s shareholders and review all proposed compensation programs, program changes, and discuss our recommendations with the full Board of Directors for final approval.

We periodically retain outside consultants to assess the adequacy and fairness of the compensation programs and meet frequently with the PEO to obtain management’s recommendations on compensation issues. However, no other Company management personnel are involved in approving executive compensation programs. Although we consider the executives integral to the Company’s success, no executive officer has an employment agreement with the Company. In 2011, we instructed the Company to retain Pay Governance, an independent consulting firm, to provide a comprehensive review and guidance of the officer compensation structure.
In the event of a change in control, as defined in the 2004 Omnibus Stock Plan and as disclosed in the “Plan Benefits--December 31, 2013 ‘as-if’ Triggering Event Occurred” table on page 30, unless the Board of Directors determines otherwise: all outstanding stock appreciation rights, stock options and stock purchase rights become fully exercisable; all restrictions on restricted stock and other awards are removed; and all cash awards become fully earned. Any such determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the “continuing directors” then in office are “continuing directors” and the determination is approved by a majority of the “continuing directors.” For this purpose, “continuing directors” include directors who were in office at the time of the change in control or who were recommended or elected to succeed “continuing directors” by a majority of the “continuing directors” then in office. Other than as outlined above, we have no so-called “golden parachute” severance packages with any NEO.
Results of 2011 Shareholder Votes on Executive Compensation
As disclosed in the 2012 Proxy Statement, in 2011 our shareholders approved on an advisory, nonbinding basis the compensation of our Named executive officers by an overwhelming majority. Specifically, as a percentage, 93.8% of the shares voted were to approve the compensation. Given the strong level of shareholder support, our Board of Directors determined that no immediate changes to our compensation plans were necessary. As has been our practice, we regularly evaluate these plans and recommend changes, as we deem appropriate. As described below, we last reviewed the compensation plans of our Named executive officers in 2012 and recommended changes that were implemented in 2013. Our Board of Directors and the Compensation Committee value the opinions of our shareholders and will continue to evaluate any concerns raised by our shareholders regarding executive compensation.
In 2011, we also asked our shareholders to determine, on an advisory, nonbinding basis, the frequency of the advisory vote on the compensation of our Named executive officers. Again, the vast majority of our shareholders agreed with the Board of Directors recommendation that the advisory, nonbinding vote on the compensation of the Named executive officers be held every three years. As a percentage of shares voted, 78.0% of our shareholders voted for the three-year option, 3.4% voted for the two-year option, 16.1% voted for the one-year option and 2.5% voted to abstain. In accordance with the Board of Directors and shareholder directive, the next advisory vote on Named executive officer compensation will occur at this annual shareholders’ meeting, and the next vote on the frequency of the advisory vote on Named executive officer compensation will occur at the 2017 annual shareholders' meeting.
Although both of these shareholder votes were on an advisory, nonbinding basis, we consider the results to be a strong affirmation of the actions taken by the Board of Directors in establishing the compensation plans for the Named executive officers and will continue to monitor our shareholders’ opinions regarding executive compensation.
Compensation Philosophy and Objectives
The main objectives of the compensation programs are to: attract and retain qualified personnel; reward personnel for achieving identified goals and objectives; generate a fair return to shareholders on their investment; and do so in a way consistent with the Company’s culture, business objectives and employee ownership structure. To align executive officer compensation with the interests of the Company’s shareholders, we have established a policy whereby a substantial portion of the compensation of the Company’s executive officers, including the PEO and the PFO as well as the other NEOs, is contingent on the Company’s profitability. The compensation programs also contain components based on achieving a specified operating profit and a return on invested capital results.
In order to meet these objectives, we design the programs such that the Company shareholders’ interests are advanced before we approve any incentive payments to the executive officers. To the extent that the efforts of the executive officers result in higher earnings and enhanced shareholder value, we believe the officers should be rewarded. As a result, we intend the compensation programs to create a significant incentive to properly manage the Company, which in turn will create long-term benefits for the shareholders without encouraging the taking of excessive risks that could be detrimental to the interests of the shareholders. Overall, we do not believe that any aspect of the Company’s compensation programs encourages the NEOs to take unnecessary and excessive risks.
The comprehensive compensation program provides a balanced mix of salary, incentive bonus and equity awards. By creating a program that includes both long- and short-term goals and targets, we believe that each element of the overall program, comprised of base salary, annual cash incentive plan awards, and longer-term stock options, stock appreciation rights, and performance-based restricted stock unit grants, complements and rewards annual performance as well as ensures long-term viability, growth and shareholder value. Additionally, to retain and attract qualified executive and management talent, the Board has approved several retirement benefit plans. Conversely, in order to reduce the risk of focusing on too narrow a result, currently no portion of an award under the compensation program is based solely on an increase in the Company’s stock price. Further, no award is grossed-up or otherwise adjusted to account for its tax consequences and the calculation of awards under the programs is established based on U.S. GAAP financial measures consistent with our audited financial statements.
We are cognizant of Internal Revenue Code (“IRC”) Section 162(m), which caps the Company’s ability to take a tax deduction at $1 million per year for amounts paid to each NEO that are not paid pursuant to performance-based compensation plans. To date, and including the year 2013, no executive officer has been paid in excess of the amounts allowed; thus, we are permitted a 100% tax deduction for all amounts paid to the executives. Moreover, we account and report for stock-based awards in the Company’s financial statements in accordance with U.S. GAAP.
We understand that compensation programs should be designed to reduce the opportunity for participants to take unnecessary risks to the detriment of the Company’s shareholders and future viability in order to achieve their performance targets. We have designed the programs to address these risks and minimize the opportunity for any individual to manipulate or undermine the programs. We have accomplished this by tailoring the programs to incorporate objective features. These features include plan and targeted objectives that are set in advance and reviewed periodically by the Board, annual bonus-based calculations, and goals and responsibilities set jointly by us and the PEO and approved by the Board. Further, the Board reviews and approves all executive bonus payments. We designed and implemented these programs prior to the more recent economic turbulence in part to prevent the complications ultimately experienced by others; therefore, after the initial economic downturn, the Board did not determine that any material changes were necessary to preserve the long-term integrity of the programs.
In 2011, we authorized the executive officers to engage Pay Governance, an independent executive compensation advisory firm, to evaluate the current executive officer compensation structure. Pay Governance does not provide other services to the Company, is not dependent on the Company as a material source of revenue, has no personal or business relationships with any member of the Compensation Committee or executive officers of the Company, and does not own any Company stock. Thus, as outlined in Item 407(e)(3) of Regulation S-K, we have concluded that no conflict of interest exists with respect to the services provided by Pay Governance.
The results of the study conducted by Pay Governance were presented to us in 2012. We reviewed the results and, based on our experience and on the information provided, engaged in a process to evaluate and consider changes to the current compensation structure. Effective January 1, 2013, as outlined in this Proxy Statement, we made certain changes to the compensation program that include:

•	closing the SERP plan to future participants;

•	freezing the RSU and PRSU grants under the executive retirement plan; and

•	granting the NEO's PRSU awards under the long-term performance plan available to other participants.
These changes reflect the evolution of the market over time including, but not limited to, competitive income replacement levels under executive compensation plans, the move toward support by companies of defined contribution plans, and the continued focus of aligning financial results and shareholder value with executive compensation.
Base Salaries
We pay executive officers a base salary that generally is near 90% of the market “midpoint” for similar positions at companies that are approximately the same size and complexity. Although we have not established a unique peer group for compensation competitiveness studies, we periodically retain a respected compensation consulting firm to determine the adequacy of base salaries, as well as all other compensation of the Company’s executive officers.
We evaluate the Company’s PEO based on the Company’s annual performance, as well as other performance objectives as established between us and the PEO, including demonstrated capabilities, achievement of results, and development of management employees. These other objectives can and do change annually and may incorporate such things as management succession activities, board governance issues and other objective and individual measures of significance to us. Similarly, the other NEOs are evaluated not only on performance related to achieving certain financial objectives, but on other defined objectives, and on their scope of responsibility, experience and expertise. Annually, the salaries of other executive officers are reviewed by us with the PEO to determine merit and performance increases based on the PEO’s evaluation, as well as our evaluation. We periodically review the NEOs’ performance and have the opportunity to interact with senior executives at various times during the year, which aids in our assessment of each individual’s performance.
The base salary disclosed in the “2013 Summary Compensation Table” on page 23 for each NEO in 2013 and prior years reflects the philosophy outlined above as it relates to executive compensation. The increase in their 2013 over 2012 base salary reflects the NEOs achievement of specific objectives, as well as adjustments based on the results of the 2012 Pay Governance study to align executive compensation with industry benchmarks. For 2013, the specific objectives included goals related to revenues, operating profit, debt levels, and management succession. With regard to these objectives, the Company's sales were a record high and increased 5.0% over the prior year, while operating profit in 2013 was 110% of the targeted operating profit percentage. Long-term debt decreased when compared to the prior year by $4,753,000. Moreover, each NEO was engaged in the management succession planning both with the assistance of the Board of Directors and with other officers and managers of the Company.

Annual Incentive Compensation Plan
In 2002, the Board of Directors adopted a revised Management Incentive Compensation Plan ("MICP"), which was last reviewed in 2012. As part of their annual compensation under this Plan, the executive officers and other key personnel have an opportunity to earn an incentive bonus award based primarily on the annual operating profit achieved; an assessment considered to be a significant measure of financial success for the Company and the shareholders. The focus of this element of the overall compensation program is to reward achievement of annual goals set by us. Consistent with the results of the 2012 Pay Governance study and as approved by the Board of Directors, we updated the MICP to more appropriately align NEO compensation with competitive norms. These incentive awards, as updated in 2013, now approximate 25% to 85% of a participant’s total annual base salary. Currently, there are approximately 48 employees eligible for an incentive award under this Plan. The Board of Directors establishes, as a percentage of sales, a target operating profit percentage each year, calculated as described below. The degree to which the target percentage is underachieved or overachieved affects the total pool available for bonus awards. In addition to the mathematical calculation under the plan formula, we have the option to consider other relevant factors, as determined by the Board of Directors, in setting NEO final incentive awards. Such factors might include segment performance or achievement of individual goals. However, if the Company’s actual operating profit percentage is below 80% of the annual target as set by the Board, generally no incentive bonus awards are paid. The amount of the bonus award will increase the closer the actual results are to the target. Consistent with the Board’s objective of linking performance to compensation, the NEOs have an individual target percentage that ranges from 70% to 85% of base salary. The range for each NEO is based on that NEO’s duties and responsibilities for certain segments and operations of the business. Earning this target incentive is dependent on the Company achieving the overall target operating profit percentage described above. To the extent that the target operating profit percentage is overachieved, the NEO’s incentive award will increase. At 120% of the annual target, the formula is increased such that 150% of the normal target percentage of base salary is granted. At or above 121% of the annual target, an amount equal to 25% of the excess operating profit over 120% of our annual target is added to the annual incentive pool. However, in no event will the annual incentive payments for all participants be greater than 15% of the actual operating profit for that year. We may consider extraordinary or nonrecurring events affecting the annual results in evaluating the achievement of performance targets. To provide motivation for the NEOs to continue to maintain sustainable results and to continue to emphasize the importance of employee ownership, the NEOs receive shares of stock for 10% of the amount of an incentive award above $25,000. For example, if a NEO has earned an incentive award of $50,000, then $47,500 would be paid in cash and $2,500 would be paid in stock at the most recent valuation, usually our year-end valuation: [e.g., ($50,000 - $25,000) = $25,000 x 10% = $2,500]. We also paid discretionary bonuses to most office personnel and paid bonuses under several safety, retention and sales programs to eligible field employees.
For 2013, we set the target operating profit percentage at 6.0%, and the operating profit percentage actually achieved for fiscal year 2013 was 6.6%. We set the target operating profit percentage based on a number of factors, including competitive, economic and environmental factors. While this percentage is deemed to be aggressive, we continue to believe that even with the current economic and regulatory pressures, and including consideration of unforeseen developments, it is achievable. Incentive awards are calculated after year-end financial results are reviewed, and no award is paid until the annual financial statements are certified by the Company’s independent auditors and approved by us and the Board of Directors. Although no NEO’s annual incentive award is based solely on achieving the target operating profit percentage, that factor is an important measure of performance for the Company. As discussed above, other factors such as cash flow, debt levels and management succession planning contribute to the determination of each individual’s annual incentive award. These factors are reviewed by us and failure to achieve certain goals can impact incentive awards.
The actual operating profit percentage is calculated by dividing actual operating profit by net revenues. Operating profit is defined as income from operations as presented in the Company’s financial statements prepared under U.S. GAAP adjusted to exclude: administrative incentive compensation expense; pension expense; stock-based compensation expense; excess declining balance depreciation method expense over straight-line method depreciation expense; and gains and losses on the sale of assets. The number is further adjusted to include state and local income taxes and to remove the effect of any item deemed an extraordinary or nonrecurring event by us. For a given year, each NEO will have a target bonus percent set between 70% and 85%. Because the Pay Governance study indicated that target bonuses fell below competitive norms, for 2013 NEO target bonus percentages set by us were as follows: Mr. Warnke - 85%, Mr. Covey - 75%, and Messrs. Paul, Marshall and Stief - 70%. Each NEO is then evaluated for achievement of the goals and objectives described above and a NEO's failure to achieve these goals and objectives may impact the NEO's incentive award. Although the Company’s earnings were slightly lower in 2013 when compared to 2012, in 2013 the targeted operating profit percentage was 6.0% and the actual performance was 6.6%, or 110% of target. As reflected in the “2013 Summary Compensation Table” on page 23, due to the changes in the annual incentive compensation plan outlined above, as well as achieving 110% of target operating profit percentage or achieving above-target segment results, the payments made to Messrs. Warnke, Covey and Stief were higher in 2013 than in 2012.
Long-Term Incentive Compensation: Stock Options
In 2004, the shareholders approved the 2004 Omnibus Stock Plan (“Plan”), which consolidates into a single plan provisions for the grant of stock options, other stock-based incentives, and the employee stock purchase program. Provisions of the Plan give us broad discretion to fashion the terms of awards in order to provide employees with longer-term stock-based incentives that are appropriate under the circumstances. The principal objective of the long-term incentive program is to reward employees for achieving positive long-standing results that increase the value of the Company’s stock. By awarding certain employees incentive stock options (“ISOs”) or nonqualified stock options (“NQSOs”) and providing opportunities for employees to acquire stock through other stock programs, including the Stock Appreciation Rights program described below, we are aligning the long-term value of the stock price with potential financial gains for employees and executives. Under the Plan, the tax and accounting treatment of an award is accounted for as required by law and U.S. GAAP. To date, the tax and accounting treatment of an award has not dictated what awards are made or how an award is fashioned.
Because the Plan expires at the 2014 Annual Meeting of Shareholders, the Board of Directors is requesting that the shareholders approve the 2014 Omnibus Stock Plan. (the "New Plan"). If approved, the New Plan will retain many of the same provisions as the current Plan. For a comprehensive discussion of the New Plan, see PROPOSAL TWO beginning on page 6 in this Proxy Statement.
Stock options, whether they are ISOs or NQSOs, generally vest in equal installments over five years, beginning on the first anniversary of the grant date. These options provide senior executives with the opportunity to acquire common stock over time at a price that is fixed, based on the most recent stock valuation price as of the date of grant. Under the Plan, option holders may also exchange or “swap” previously-owned shares for option stock that is eligible to be exercised. The swap of qualified options is permitted under IRC Section 1036 as a tax-deferred transaction and authorized under the Plan. Pursuant to a swap, the previously-owned stock is exchanged at the current fair market price for the stock options exercised. The options are exercised at their option exercise price, and the basis of the newly-acquired stock will remain the basis of the previously-owned stock. If the current market price is higher than the stock option price, this permits an option holder to increase the number of shares owned without paying cash for the option exercise or incurring an individual capital gain tax liability on the swap of the previously-owned shares. Swaps involving stock options granted pursuant to nonqualified plans are not eligible for tax deferred treatment.
There is a limited term in which an option grantee can exercise stock options, known as the “option term.” The option term is generally ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Except as described below, option holders generally forfeit any unvested options if their employment with the Company terminates.
In the case of a retirement by an option holder, the retiree may exercise any vested stock options within three months after the date of retirement. Upon the death or permanent and total disability of an option holder while employed by the Company or within three months after the date of termination, the option holder or option holder’s representative will have the right to exercise any vested stock options within one year after the date of the option holder’s termination or death. Also, we may accelerate unvested options outstanding at or granted after September 13, 2007, to become immediately exercisable, in-full or in-part, upon death, permanent disability or upon retirement at age 62 or older, provided the option holder has completed at least one year of continuous service. If the option holder’s termination is due to any reason other than those listed above, the option holder may exercise any vested stock options within the three-month period after the date of termination, but only with our consent or that of the Board of Directors. The right to exercise a stock option in these limited circumstances would not result in an extension of that stock option’s initial expiration date. If the stock value increases after the grant of options, the option becomes more valuable. This accomplishes two objectives. First, the employee must remain employed over the vesting period, providing an incentive for the option holder to remain employed by the Company; second, it ties a significant component of the employee’s compensation to the interests of all shareholders by focusing executive officers on longer-term results. In general, option grants to nonexecutive employees occur in the same way as grants to executive officers. Option grants are not specifically timed to enhance overall executive compensation, and we do not time option grants to make up for any shortfalls in annual incentive or other benefit payments. Nonqualified stock options were granted to the NEOs, officers and other management employees in 2013.
We have periodically granted options, taking into account the amount of options currently outstanding, the period of time between grants and changes within management positions, as well as overall performance of the Company and the performance of individual grantees. Although we make the final decision, we may solicit input from our senior executives regarding the performance of other officers and employees. Tax and accounting treatment of any stock option grant is accounted for as required by law and U.S. GAAP. To date, options have not been granted on an annual basis. Options were granted most recently in 2009, 2010, and 2013. Option grants are made after the Board considers alternatives to the practice of periodically granting stock options and after concluding that granting these options is consistent with the goals and objectives of our compensation plans to grant options to management on a periodic basis. These goals and objectives include rewarding management employees for their efforts to maintain or replace contracts, identify new business opportunities and sustain existing business relationships in the face of a continued turbulent economy, as well as the ability to address ever-expanding regulatory burdens and requirements from local, state and the federal government. For 2013, the option awards were based on our analysis of Company results, including sales and operating profit results, and NEO performance. Options granted to NEO's in 2013 are reflected in the outstanding Equity Awards at Fiscal Year-End 2013 on page 26. We have not intentionally timed the grant of stock options to coincide with the release of material nonpublic information, and any policy adopted by us will address the prohibition of timing of option grants in relation to the release or existence of material nonpublic information. We will continue to review the appropriateness of granting options, as well as considering other methods to reward managers for the achievement of goals consistent with the Company’s growth and shareholder value.

Stock Appreciation Rights
Consistent with our objective to move to a more effective longer-term stock-based incentive program, in 2009, as authorized by the 2004 Omnibus Stock Plan, the Board implemented the Stock Appreciation Rights (“SARs”) program. In general, under the SARs, eligible employees may receive annual grants of stock-settled stock appreciation rights or performance restricted stock units. The award level for each participant in the plan is based on that participant’s scope of responsibilities and the ability to achieve success given these responsibilities. As a participant in the SARs program is provided with the opportunity to undertake more responsibility for the success of the Company, that participant may be granted a greater number of rights or units; however, the overall performance of the Company will continue to determine the number and value of the rights or units granted to all participants. We, with input from the PEO, establish the targets based on the participant’s responsibility and position. Since this program will reward sustained stock value improvement over time, we anticipate that this program will further our objective to align the long-term value of the Company’s stock price with financial incentives for the NEOs, officers and managers. Under the plan, the SARs are used to acquire common shares based on the appreciation in the stock price times the number of SARs awarded. The appreciation is calculated by subtracting the stock price at the date of grant from the stock price at the date of redemption. The SARs vest at the rate of 20% per year and are automatically deemed exercised on the tenth anniversary of the effective date of the grant. As with options, SARs were awarded based on our review and analysis of Company and NEO performance including sales growth, successful acquisition integration, cash flow and return on invested capital. Grants to the NEOs in 2013 are detailed in the “2013 Grants of Plan-Based Awards” table on page 25.
Qualified Retirement Plans
The Company’s executive officers, as well as every other eligible employee, are entitled to participate in the qualified retirement plans. These plans, set up pursuant to ERISA regulations, seek to provide every employee with the opportunity to accumulate funds for retirement. The plans include The Davey Tree Expert Company Employee Retirement Plan (“ERP”) which, as explained in previous filings, was frozen effective December 31, 2008, and the 401KSOP and ESOP Plan (“401K”).
Under the frozen ERP, benefits currently being paid to retirees will continue and benefits accrued through December 31, 2008 for employees covered by the ERP will not be affected. However, no further benefits will be accrued under the ERP. Thus, eligible participants who retire will still choose the same payment options and forms of retirement, beginning as early as age 55, as before. The benefit formula will remain .30% of covered compensation for each full or partial year of benefit service, plus .30% of compensation in excess of covered compensation for each full or partial year of benefit service. The minimum guaranteed benefit remains $80 per month. Covered compensation refers to the average of the participant’s social security taxable wage bases for their years of service, to a maximum of 35 years, ending with the calendar year in which the participant reaches social security retirement age. If a participant is vested and terminates before he or she is eligible for retirement and the value of the benefit is less than $5,000, the participant is eligible to receive a one-time lump sum payment. The value of the NEOs ERP benefit is included in the “2013 Pension Benefits” table on page 28.
In connection with the freeze of the ERP, and to help offset the loss of future benefit accruals under the ERP, the Board of Directors implemented enhanced benefits to the 401K effective January 1, 2009. Under the enhanced plan, an employee who is a noncollective bargaining employee, who is at least 21 years old, and has completed one year of continuous service, is automatically enrolled in the 401K. The employee may then elect to opt out of the 401K, and participants can suspend contributions at any time. Participant contributions are on a before-tax basis and the Company makes an annual contribution in Company stock equal to 100% of the first 1% percent and 50% of the next 3% percent of the participant’s W-2 wages, subject to the Internal Revenue Service (“IRS”) limit and not to exceed $255,000 in 2013 or $260,000 in 2014, which is the government-imposed annual compensation limit required for qualified retirement plans. This represents a potential maximum contribution of 2.5%. Participant contributions are always 100% vested, and Company contributions become 100% vested after three years of continuous service, or upon death, permanent disability or retirement of a participant. The 401K offers a variety of investment options with varying levels of risks and returns for the participant’s contributions; however, the investment in Company stock is restricted to no more than 25% of the employee’s annual contributions. The value of the account eligible for distribution is the vested investment value at the time of distribution, and there is no guarantee of any rate of return or investment value.
Non-Qualified Retirement Plans
In 1994, we changed our qualified retirement plans to permit a greater number of employees to participate. These changes created additional restrictions on the ability of NEOs and other management personnel to fully participate. Due to these limitations imposed by the IRC, the affected employees will receive less in retirement benefits as a percentage of final average pay than are available to other employees and to executive officers at comparable companies. As a result, we became concerned with attracting and retaining qualified executive and management talent, as well as with providing additional retirement benefits to executive management. We explored ways to improve the retirement benefits and concluded that the best way to achieve our objectives was to adopt nonqualified retirement plans that supplement the existing qualified retirement plans. We continued to review these nonqualified retirement plans and over the years have made changes that reflect market and industry developments. Currently, the nonqualified retirement plan is The Davey Tree Expert Company 401KSOP Match Restoration Plan (“Match Plan”). The Davey Tree Expert Company Supplemental Executive Retirement Plan

(“SERP Plan”) was closed effective 2013 and the Davey Tree Expert Company Retirement Benefit Restoration Plan ("Restoration Plan") was frozen effective December 31, 2008. Payments made under these plans will be made from the Company’s general assets.
Pursuant to the Match Plan, an employee who has elected to contribute the maximum amount under the qualified 401K plan, but who is precluded by IRC restrictions from receiving the full matching contribution paid by the Company, is eligible to participate in the Match Plan. The Match Plan allows the employee to accumulate an amount that could have been matched if the IRC restrictions had not been in effect. Each participant has two potential match criteria. If the participant is unable to contribute the full matching percentage permitted, we will increase the participant’s Company match such that it, when added to the match under the 401K, will equal 50% of the permitted percentage. Further, the Company will contribute an amount equal to 50% of 3% for any amount above the maximum compensation level, which is set at $255,000 for 2013 and $260,000 for 2014. The Company maintains an account record for each employee who meets this criteria to reflect that employee’s interest in the Match Plan. Interest on each account record, currently set at 7%, is accrued annually on December 31.
Effective in 2013, the Board of Directors elected to close the SERP to future participants. This decision was made after considering the Pay Governance study reflects general changes in executive retirement philosophies including a move away from special executive retirement programs and toward qualified defined contribution and restoration or excess plans. Prior to the closure, the SERP provided a retirement benefit of an amount equal to 30% multiplied by a participant’s Final Average Compensation (“FAC”) calculation, which is then reduced by the sum of the participant’s Restoration Plan benefit, qualified ERP benefit, 401K benefit, Match Plan benefit and one-half of the employee’s Social Security benefit. This amount is further reduced if a participant has less than 20 years of service at age 65. FAC is based on the average of the highest three annual earnings out of the last five years prior to retirement. If at actual retirement the calculation set out above for a participant, excluding the 30% SERP component, is greater than or equal to 30% of FAC, no benefit is payable under the SERP. Although the SERP is closed, current participants will continue to earn limited benefits. The decision to allow current participants to continue to earn limited benefits was made because these participants have relied on the provisions of this plan in making retirement planning and timing decisions. The NEO's listed in this Proxy Statement, except for Messrs. Paul and Adante, will continue to earn limited benefits. The present value of the NEO's executive retirement plans benefits is presented in the “2013 Pension Benefits” table on page 28.
Long-Term Incentive Compensation: Restricted Stock Units and Performance-Based Restricted Stock Units
As a supplement to the qualified and nonqualified benefit plans, and as authorized by the 2004 Omnibus Stock Plan, we approved time-based and performance-based restricted stock awards for certain executive officers, including the PEO. We generally make these awards to provide retention incentives that focus on factors other than short-term results, reward superior corporate performance and provide additional retirement benefits. We granted time-based restricted stock awards (“RSU”) primarily to provide retention incentives through additional retirement benefits. We approved the performance-based restricted stock awards (“PRSU”) as another, but more stringent, method to supplement retirement benefits. In general, prior to 2007, awards vested on the earlier of the fifth anniversary of the date of grant or the participant’s termination of employment with us. Each RSU and PRSU was eligible to be paid as soon as practical after it vested, or a participant could elect to defer receipt of a payment to a later date. In 2006, we amended the Plan so that no RSU or PRSU granted after 2006 is paid until the participant retires. In 2009, we amended the Plan such that each RSU or PRSU award would vest as outlined above or as determined by us as set forth in the notice of the award. As with the stock options, tax and accounting treatment of an award is accounted for as required by law and U.S. GAAP. Further, the tax or accounting treatment of an award has not dictated what awards are made or how an award is fashioned.
In 2013, for the same reasons that we closed the SERP, we froze the RSU and PRSU grants under the executive retirement program. Prior to 2013, the RSU awards provided a participant with the opportunity to achieve a total retirement benefit that would equal 40% of the participant’s projected final average annual compensation at retirement. When we selected a participant to receive this award, we determined the RSU award for that participant based upon a calculation that starts with a computation of the participant’s estimated retirement benefits payable from Company-sponsored plans, along with 50% of the participant’s estimated social security benefit. Next, this value was compared to an estimate equal to 40% of the participant’s final average annual compensation, and the difference was deemed the “Benefit Shortfall.” Then, a target value of Company stock was calculated using certain assumptions, including a current compound annual growth rate of 10% (the “Target Share Value”). The Benefit Shortfall was divided by the Target Share Value. This quotient was then divided by the number of years to reach normal retirement, and the resulting number was the initial RSU award. In succeeding years, the named participant received an annual grant of RSUs equal to the initial grant, unless we decided to increase or decrease the award or drop the participant from the plan. Except as it related to the calculation, the RSU award was not based upon or in any way contingent upon the other elements of a participant’s compensation package. Consistent with the decision to freeze these grants in 2013, no RSU awards under this executive retirement program were made in 2013.
Prior to 2013, PRSU awards provided a participant with the opportunity to achieve, based on certain predetermined performance criteria, a total retirement benefit that would equal 50% of the participant’s projected final average annual compensation at retirement. In order to receive retirement benefits at this level, the Company had to achieve a return on average invested capital percentage (“ROAIC”) that we established based upon applicable industry, market and economic conditions and as ratified by the Board of Directors. The ROAIC calculation was a formula that divided average invested capital (shareholders’ equity plus the sum of bank debt and capital lease obligations) into the sum of net income plus income taxes and interest. As with the RSU executive retirement program, no PRSUs will be awarded under the executive retirement program in 2014 for the 2013 results.
Beginning in 2013, PRSUs granted to NEOs will be pursuant to the long-term performance plan available to all other participants and NEOs will receive awards established on equivalent calculations. We believe these changes are consistent with the market practices utilized by other companies similar in size and consistent with an updated approach to long-term incentives. Further, we believe that return on invested capital inherent in the PRSU awards is an appropriate measure of corporate performance because achievement of these targets would increase shareholder return and provide expansion opportunities for the Company.
The level of an award of PRSUs under the long-term performance plan is made each fiscal year based on the ROAIC, which was set based on an analysis of industry benchmarks. The ROAIC for receiving the maximum award is currently set at 24%, the same as it was when first established by the Board in 2004. Further, if the ROAIC is 8% or less, there will be no PRSU awards. Achieving a ROAIC of more than 8% but less than 24% will result in a participant receiving a portion, but less than the full value, of the available PRSU grant. The actual ROAIC achieved in 2012 was 25.57%, which resulted in 100.0% of potentially available PRSUs being awarded in 2013. We designed the PRSU awards to retain executive talent by enhancing long-term retirement benefits. Except as it relates to the calculation, PRSU awards are not based upon or in any way contingent upon the participant’s compensation package. Each NEO received the PRSU award as disclosed in the second line of the column labeled “All Other Stock Awards” in the “2013 Grants of Plan Based Awards” table on page 25.
Perquisites
NEOs qualify for certain perquisites as described in footnote 6 to the “2013 Summary Compensation Table” on page 24. Many of these perquisites, including the officers’ medical, long-term disability plan, personal tax preparation fees, and the management car plan, are made available to other officers and management employees of the Company. We believe these perquisites are appropriate to attract and retain qualified personnel and to provide additional incentives to enhance management’s performance and commitment.
Insider Trading Policy/Stock Redemption Policy
For many years we have had an Insider Trading and Public Disclosure Policy in place that prevents NEOs, other officers and management personnel from conducting Company stock transactions based on insider information of any kind. Under this policy, certain persons cannot engage in stock transactions using material nonpublic information that could either positively or adversely affect the value of our stock either through direct transactions with us or through our 401K. Because of the unique nature of the restriction on ownership and sale of stock, as well as the fact that our stock is not publicly traded, we have not identified a need to implement a clawback policy or a prohibition on pledging Company securities. In addition, because of these unique features, it is not feasible to hedge our stock. However, we will continue to monitor our policies and review the advantage of implementing such policies.
We also maintain a Stock Redemption Policy. Under this policy, executive officers, as well as other officers and executive managers, may only redeem stock during a 60-day period which begins when the year-end stock valuation is released or when the Company’s audited annual financial statements are released, whichever is later, or after the release of the mid-year stock price.
Other Benefit Plans
Other benefit plans that are available to all eligible employees, including executive officers, consist of, among others, the employee stock purchase plan, the payroll savings plan, the group health insurance plan, the disability plan, the life insurance plan, the dental and vision insurance plan, and the vacation and paid-time-off plans.
With regard to the purchase and sale of stock, other than as described above or in plan documents, executive officers may generally purchase stock on the same basis as any other employee, either through the stock purchase plan or through direct purchase.
The Board retains the authority to determine eligibility and participation by employees in the plans. Further, except as described above, even though it has no current plan to do so, the Board may amend the plans to change the cost thereof and the allocation of benefits between persons and groups.

REPORT OF THE COMPENSATION COMMITTEE
The Committee reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management and, based thereon, recommended to the Board of Directors that it be included in the 2014 Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
By the Compensation Committee of the Board of Directors: J. Dawson Cunningham (Chair), William J. Ginn, Douglas K. Hall, and John E. Warfel.
COMPENSATION RISK ANALYSIS
As outlined under the “Compensation Philosophy and Objectives” section of the “Compensation Discussion and Analysis,” the Compensation Committee addresses compensation risk analysis as an integral part of its ongoing analysis of compensation programs. As part of the compensation structure review undertaken with the assistance of Pay Governance in 2011 and completed in 2012, as described in this Compensation Discussion and Analysis report, certain changes were made to the Compensation plans in 2013. The Board is not presently aware of any information that would lead it to believe that risks arising from the Company’s employee compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Committee will continue to regularly consider risk factors associated with any business entity, including the individual components of the compensation plans, as well as the manipulation of sales, expenses or electronic data; and the Committee believes the Company has sufficient controls in place to prevent such occurrence.
COMPENSATION OF EXECUTIVE OFFICERS
As described in the “Compensation Discussion and Analysis,” a NEO’s compensation is based on a number of factors, as determined by the Board of Directors. In setting compensation, the Board utilizes a number of quantitative and qualitative performance-related factors. Although we have not established a specific peer group, the Pay Governance study completed in 2012 reviewed competitive norms and market medians. In general, base salary is generally set near 90% of the market midpoint for similar positions at companies of approximately the same size and complexity. Incentive plan compensation is based primarily upon achieving an annual predetermined target operating profit percentage. PRSU, RSU, SAR, ISO and NQSO awards are granted pursuant to authority under the 2004 Omnibus Stock Plan and are based on achieving predetermined performance targets, as well as achieving goals and objectives set by the Board. No NEO has an employment agreement or arrangement with the Company and each NEO is considered an employee-at-will.
2013 Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Stock Awards (PRSU and RSU)(2)	Option Awards (SAR, NQSO, ISO)(3)	Non-Equity Incentive Plan Compensation (Management Incentive Plan)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Warnke, Karl J.	2013	$582,346	$47,754	$103,627	$747,300	$75,304	$54,344	$1,610,675
Chairman, President and	2012	527,731	66,253	34,080	676,450	283,226	36,084	1,623,824
Chief Executive Officer (“PEO”)	2011	512,385	59,268	45,840	376,650	213,488	50,268	1,257,899
Adante, David E. (7)	2013	$107,057	$33,415	$—	$—	$—	$12,176	$152,648
Former Executive Vice President,	2012	304,230	46,390	17,040	286,150	75,432	35,044	764,286
Chief Financial Officer and Secretary ("PFO")	2011	295,539	41,495	22,920	158,397	37,779	26,876	583,006
Covey, Patrick M	2013	$295,831	$4,737	$38,959	$302,748	$16,707	$25,723	$684,705
Chief Operating Officer (“COO”)	2012	275,492	6,560	19,880	300,700	236,013	25,970	864,615
	2011	233,931	5,879	19,100	140,109	64,761	23,788	487,568
Paul, Joseph R (7)	2013	$227,692	$21,530	$32,746	$225,011	$—	$17,349	$524,328
Chief Financial Officer and Secretary ("PFO")
Marshall, Steven A.	2013	$250,089	$23,855	$18,671	$192,353	$697	$36,629	$522,294
Executive Vice President,	2012	241,215	24,883	14,200	196,600	36,982	20,438	534,318
U.S. Utility Operations	2011	230,946	22,354	19,100	106,151	18,675	33,321	430,547
Stief, James F.(8)	2013	$243,923	$17,870	$17,372	$230,058	$75,145	$17,156	$601,524
Executive Vice President,	2012	221,385	8,696	14,200	215,600	22,457	19,710	502,048
U.S. Residential Operations

NOTE: The table includes both compensation paid to or on behalf of the NEO and values that represent expense, fair value, and actuarial calculations for amounts that are anticipated, under specific circumstances, to be paid sometime in the future. The Salary, Non-Equity Incentive Plan Compensation and All Other Compensation columns are amounts paid to or on behalf of the NEO. The Stock Awards (PRSU/RSU) and Option Awards (SAR/NQSO/ISO) columns represent the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification “FASB ASC Topic 718,” Compensation – Stock Compensation and do not reflect cash payments. The Change in Pension Value and Nonqualified Deferred Compensation Earnings column is an actuarial calculation of benefits that could be paid in the future, under specific circumstances, to the NEO.

(1)
For the most recent year, earned during fiscal year 2013. We do not permit deferral of bonuses or salary and we have no agreement with any NEO to pay any deferred discretionary or required payment amount. Employee directors do not receive any compensation for their service as a director.

(2)
The amounts reported in this column represent the aggregate grant date fair value for the RSU and PRSU awards in each respective year, as calculated under FASB ASC Topic 718. The amounts reported do not necessarily correspond to the actual economic value that will be received by the NEO from the awards. The assumptions made in calculating the grant date fair value amounts for these awards are included in Note O, “Stock-Based Compensation,” to the consolidated financial statements included in the 2013 Annual Report on Form 10-K. We achieved 25.57% ROAIC in 2012 and, thus the maximum fair value of PRSUs were awarded to each NEO in 2013.

(3)
The amounts reported in this column represent the aggregate grant date fair value for these stock options and SARs, as calculated under FASB ASC Topic 718. The amounts reported do not necessarily correspond to the actual economic value that will be received by the NEO from the awards. The assumptions made in calculating the grant date fair value amounts for these stock options and SARs are included in Note O, “Stock-Based Compensation,” to the consolidated financial statements included in the 2013 Annual Report on Form 10-K.

(4)
For the most recent payment, earned in 2013 and paid in March 2014. As outlined in the discussion of the annual incentive compensation plan beginning on page 18, 10% of each NEO’s award above $25,000 is paid in Company stock. The price used to calculate this portion of the incentive award is based on the current market price and is not discounted or subject to any other special terms or conditions. Because of the factors outlined in the “Compensation Discussion and Analysis,” in 2013 most executive management incentive compensation payments were higher than in 2012.

(5)
The amounts reported in this column represent the change in present value of accumulated pension benefits under all defined benefit plans and above-market portion of deferred compensation (“NQDC”) earnings for 2013 as reported in the following table. NQDC Earnings is the above-market portion (the amounts attributable to the difference between 7% and 120% of the applicable federal rate determined by the IRS) paid on amounts associated with the Match Plan. These values do not reflect compensation paid to the NEO. The change in pension value for each NEO is calculated using actuarially-determined values based on, among other things, mortality, value of other pension benefits, and compensation level. Due to his retirement in 2013, Mr. Adante is not included in this table.

Name	Change in Pension Value	NQDC Earnings
Warnke, Karl J.	$71,249	$4,055
Covey, Patrick M.	15,974	733
Paul, Joseph R.	—	—
Marshall, Steven A.	—	697
Stief, James F.	75,048	97

(6)
All Other Compensation represents benefits and perquisites paid on behalf of each NEO including expenses associated with our 401K Company match of $6,248 for Messrs. Adante, Marshall and Warnke, $5,840 for Mr. Stief and $6,388 each for Messrs. Covey and Paul, the Match Plan (see the “2013 Nonqualified Deferred Compensation” table on page 29), our management car plan, our officers’ medical plan, our long-term disability plan, personal tax preparation fees, membership fees, and required travel to meetings and events by a NEO’s spouse. Except for $25,286 for Mr. Warnke under the 401KSOP Match Restoration Plan, no individual perquisite for any NEO in any of the above-named categories was in excess of $25,000 or 10% of the total perquisites listed for the NEO, whichever is greater.

(7)
Mr. Adante retired on March 23, 2013 and Mr. Paul was promoted to Chief Financial Officer and Secretary on March 23, 2013. After his retirement, Mr. Adante was retained as a consultant pursuant to a one-year agreement with the Company, but received no incentive payment in 2014.

(8)	Mr. Stief, who was elected Executive Vice President, U.S. Residential Operations in 2012, became a named executive officer effective for the 2013 Proxy Statement.
Grants of Plan-Based Awards in Last Fiscal Year
Grants of plan-based awards are, as described in the “Compensation Discussion and Analysis,” based in part on the goals of employee retention and stock value increase.
At no time during the last fiscal year were any outstanding options or other equity-based awards repriced or otherwise materially modified. For purposes of this discussion, a material modification could include an extension of exercise periods, a change in vesting or forfeiture conditions, or a change or elimination of applicable performance criteria. Equity awards are based on their estimated fair value determined at the date of grant. Other than the initial option exercise price, market conditions (as defined in FASB ASC Topic 718) are not considered in setting awards and do not affect the subsequent exercise of awards. Generally, an employee must be an active employee on the date of exercise, but no other performance criteria (as defined in FASB ASC Topic 718) are considered in setting the terms of a stock option award.
Dividends are not paid on unexercised stock options, SARs, RSU or PRSU awards.
2013 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3) #	All Other Option Awards		Exercise or Base Price of Option Awards(6) $/Sh	Grant Date Fair Value of Stock and Option Awards(7) $
		Threshold $	Target $	Maximum $	Threshold #	Maximum #		Number of Securities Underlying NQSO Awards(4) #	Number of Securities Underlying Stock Appreciation Rights Awards(5) #
Warnke, Karl J.	3/8/2013				—	6,500	2,218				$47,754
	3/8/2013								32,690	$23.20	103,627
	6/24/2013							6,000		23.20	22,620
		$256,913	$513,825	$770,738
Adante, David E.(8)	3/8/2013				—	—	1,552				$33,415
		—	—	—
Covey, Patrick M.	3/8/2013				—	3,070	220				$4,737
	3/8/2013								12,290	$23.20	38,959
	6/24/2013							4,000		23.20	15,080
		$112,875	$225,750	$338,625
Paul, Joseph R.	3/8/2013				—	2,585	1,000				$21,530
	3/8/2013								10,330	$23.20	32,746
	6/24/2013							4,000		23.20	15,080
		$84,000	$168,000	$252,000
Marshall, Steven A.	3/8/2013				—	1,470	1,108				$23,855
	3/8/2013								5,890	$23.20	18,671
	6/24/2013							3,000		23.20	11,310
		$88,323	$176,645	$264,968
Stief, James F.	3/8/2013				—	1,370	830				$17,870
	3/8/2013								5,480	$23.20	17,372
	6/24/2013							3,000		23.20	11,310
		$87,850	$175,700	$263,550

(1)
Estimated future annual incentive compensation under our management incentive plan as a percentage of year-end base salary, based on achieving 80%, 100% and a maximum of 120% (excluding 25% of excess operating profit) of target operating profit, respectively. As described in the “Compensation Discussion and Analysis,” the Compensation Committee has discretion to increase or decrease these awards based on individual performance and other factors. Payment of the award in stock or stock-based units or rights is a means by which to incentivize the participants to work to increase and sustain the value of the Company and thereby increasing the value to our shareholders. The amounts awarded are included in the “Non-Equity Incentive Plan Compensation” column of the “2013 Summary Compensation Table” and the shares represented by these amounts are: Mr. Warnke, 2,736; Mr. Covey, 1,052; Mr Paul, 758; Mr. Marshall, 634; and Mr. Stief, 777.

(2)
As described in the “Compensation Discussion and Analysis,” PRSU awards can range from zero to 100% of the potentially available PRSUs and are based on achieving ROAIC of between 8% (threshold) and 24% (maximum). PRSU awards will vest upon retirement.

(3)
PRSU awards granted to all NEO's except Mr. Paul in 2013 under the executive retirement Plan vest in five years and are payable after retirement. Mr. Paul's grant was pursuant to the standard PRSU Plan and will vest in five years.

(4)	NQSO Awards vest over five years, became exercisable as they vest, and expire on the tenth anniversary of the grant date.

(5)
Stock Appreciation Rights (“SARs”) vest over five years and will become exercisable as they vest. When redeemed, SARs are used to acquire common shares based on the appreciation in the stock price from the date of grant to the date of exercise multiplied by the number of SARs awarded.

(6)	The base price of the option awards is the common stock grant date fair market price.

(7)	As described in the Note O to our 2013 financial statements included in our 2013 Annual Report on Form 10-K, the grant date fair value of the awards was based on FASB ASC Topic 718.

(8)
As a result of his retirement in March 2013, Mr. Adante will have no future payouts under nonequity incentive plans beyond those awarded prior to his retirement. In 2014, Mr. Adante will receive payment for 17,770 RSU's and PRSUs valued at $469,128 and in 2013 he received 2,394 common shares due to the appreciation in the stock price pursuant to the SARs program.

Outstanding Equity Awards at Fiscal Year-End 2013(1)

Name	Option Grant/ Stock Award Date	Option Awards(2)(3)(4)(6)								Stock Awards(5)(6)
		Number of Securities Underlying Unexercised ISO/NQSOs Exercisable	Number of Securities Underlying Unexercised ISO/NQSOs Unexercisable	ISO/ NQSOs Exercise Price	ISO/ NQSOs Expiration Date	Number of SARs That Have Not Vested	SARs Exercise Price	Market Value of SARs That Have Not Vested	SARs Expiration Date	Number of RSUs That Have Not Vested	Market Value of RSUs That Have Not Vested	Number of PRSUs That Have Not Vested	Market Value of PRSUs That Have Not Vested
Warnke, Karl J	3/10/2009					2,400	$16.40	$24,000	12/31/2018	2,218	$58,555	2,192	$57,869
	3/9/2010					4,800	16.60	47,040	12/31/2019	2,218	58,555	1,170	30,888
	3/9/2011					7,200	18.40	57,600	12/31/2020	2,218	58,555	1,250	33,000
	3/7/2012					9,600	19.70	64,320	12/31/2021	2,218	58,555	1,198	31,627
	3/8/2013					32,690	23.20	104,608	12/31/2022			2,218	58,555
	6/24/2013		6,000	$23.20	6/24/2023
Covey, Patrick M.	3/10/2009					1,000	$16.40	$10,000	12/31/2018	220	$5,808	218	$5,755
	11/2/2009	4,000	1,000	$16.00	11/2/2019
	3/9/2010					2,000	16.60	19,600	12/31/2019	220	5,808	116	3,062
	11/1/2010	4,800	3,200	16.60	11/1/2020
	3/9/2011					3,000	18.40	24,000	12/31/2020	220	5,808	124	3,274
	3/7/2012					5,600	19.70	37,520	12/31/2021	220	5,808	118	3,115
	3/8/2013					12,290	23.20	39,328	12/31/2022			220	5,808
	6/24/2013		4,000	23.20	6/24/2023
Paul, Joseph R	6/5/2006	6,400		$11.25	6/5/2016
	3/10/2009					200	$16.40	$2,000	12/31/2018
	11/2/2009	1,600	400	16.00	11/2/2019
	3/9/2010					400	16.60	3,920	12/31/2019			264	$6,970
	11/1/2010	1,800	1,200	16.60	11/1/2020
	3/9/2011					600	18.40	4,800	12/31/2020			282	7,445
	3/7/2012					1,600	19.70	10,720	12/31/2021			270	7,128
	3/8/2013					10,330	23.20	33,056	12/31/2022			1,000	26,400
	6/24/2013		4,000	23.20	6/24/2023
Marshall, Steven A.	6/5/2006	20,000		$11.25	6/5/2016
	3/10/2009					1,000	$16.40	$10,000	12/31/2018	684	$18,058	1,094	$28,882
	3/9/2010					2,000	16.60	19,600	12/31/2019	684	18,058	584	15,418
	11/1/2010	3,600	2,400	16.60	11/1/2020
	3/9/2011					3,000	18.40	24,000	12/31/2020	684	18,058	624	16,474
	3/7/2012					4,000	19.70	26,800	12/31/2021	684	18,058	598	15,787
	3/8/2013					5,890	23.20	18,848	12/31/2022			1,108	29,251
	6/24/2013		3,000	23.20	6/24/2023
Stief, James F.	3/10/2009					400	$16.40	$4,000	12/31/2018
	11/2/2009	1,600	400	$16.00	11/2/2019
	3/9/2010					1,200	16.60	11,760	12/31/2019			528	$13,939
	11/1/2010	3,600	2,400	16.60	11/1/2020
	3/9/2011					1,800	18.40	14,400	12/31/2020			468	12,355
	3/7/2012					4,000	19.70	26,800	12/31/2021			448	11,827
	3/7/2013					5,480	23.20	17,536	12/31/2022			830	21,912
	6/24/2013		3,000	23.20	6/24/2023

(1)	No equity securities have been issued or authorized for issuance under any plan that has not been approved by our shareholders.

(2)
The equity compensation plans included in this table consist of stock options, SARs, RSUs and PRSUs that were granted under the 2004 Omnibus Stock Plan, which was approved by our shareholders at our annual meeting in 2004. The exercise price of all ISO/NQSOs granted was the fair market value of our stock, as determined by our independent stock valuation firm, as of the date of the grant.

(3)	All ISO/NQSO options vest and become exercisable in equal installments over five years and expire in ten years from the date of grant.

(4)
Stock Appreciation Rights (“SARs”) vest over five years and will become exercisable as they vest. When redeemed, SARs are used to acquire common shares based on the appreciation in the stock price from the date of grant to the date of exercise multiplied by the number of SARs awarded. The grant date stock price was $16.40 in 2009; $16.60 in 2010; $18.40 in 2011; $19.70 in 2012; and 23.20 in 2013.

(5)
RSU and PRSU grants awarded based upon our ROAIC for 2007 and later will vest on the earlier of five years or retirement and are payable after retirement. Within the range of PRSU performance criteria, we achieved 100% of the maximum targeted PRSU award available in 2012 and granted in 2013. Dividends are not calculated or paid on these restricted stock awards and they do not have any voting rights.

(6)
Due to his retirement in March 2013, Mr. Adante's SARs allocation was used to acquire 2,394 common shares. In addition, in 2014 8,458 PRSU units and 9,312 RSU units will be paid at $223,291 and $245,837, respectively.

2013 Option Exercises and Stock Vested

Name	Option Awards				Stock Awards
	Number of ISO/NQSO Shares Acquired on Exercise in 2013	Value of ISO/ NQSO Shares Realized on Exercise(1)	Number of SARs Vested in 2013	Appreciation Value Realized on Exercise of SARs (Vested)(2)	Number of Shares Acquired on Vesting (RSUs and PRSUs Vested in 2013)	Value Realized on Vesting (RSUs and PRSUs)(3)
Warnke, Karl J.	—	$—	9,600	$82,800	4,436	$117,110
Adante, David E.(4)	—	—	16,800	137,880	14,930	394,152
Covey, Patrick M.	20,000	329,000	4,400	37,180	440	11,616
Paul, Joseph R.	—	—	1,000	8,240	—	—
Marshall, Steven A.	—	—	4,000	34,500	1,792	47,309
Stief, James F.	—	—	2,600	21,380	—	—

(1)	The value realized upon exercise of options is based on the difference between the option exercise price and the fair market value of the underlying securities at the date of exercised.

(2)	Based on the appreciation of the stock price from the date of grant to the date of exercise multiplied by the number of SARs awarded.

(3)	The market value of RSUs and PRSUs that have vested, but are unexercised, is based on the December 31, 2013, fair value (ESOT valuation) of $26.40 per share.

(4)
Due to his retirement in March 2013, Mr. Adante's SARs allocation was used to acquire 2,394 common shares. In addition, in 2014 there will be 8,458 PRSU units and 9,312 RSU units will be paid at $223,291 and $245,837, respectively.

Pension Plan Information
As discussed in the Compensation Discussion and Analysis in this Proxy Statement, effective in 2013, we closed the SERP to future participants. As discussed in previous proxy statements, our Board froze the ERP and the Restoration Plan effective December 31, 2008.
Pursuant to the terms of the frozen ERP, benefits currently being paid to retirees will continue and benefits accrued through December 31, 2008, for employees covered by the ERP will not be affected. However, no further benefits will be accrued under the ERP. Normal retirement age is 65 or after five years of service, whichever is later. Early retirement age is 55 with five years of vesting service. If the participant chooses early retirement at age 55, he or she will receive 35.75% of his or her full benefit, and that percentage will increase the closer the participant is to normal retirement age. Each NEO is eligible for early retirement.
The ERP benefit formula is a combination of benefits earned prior to January 1, 1997, plus .30% of a participant’s covered compensation for each full or partial year of service, plus .30% of compensation in excess of covered compensation for each full or partial year of benefit services. Covered compensation means the average of the social security taxable wage bases for their years of service, to a maximum of 35 years, ending with the calendar year in which the participant reaches social security retirement age, with the required compensation limit applied.

After retirement, depending on marital status and option choices, a participant will be paid monthly under the life annuity benefit or the 100%, 66-2/3% or 50% joint and survivor benefit.
For current participants who will continue to earn limited benefits, the SERP provides a retirement benefit equal to 30% multiplied by a Final Average Compensation calculation, which is then reduced by the sum of the employee’s Restoration Plan benefit, ERP benefit, 401K benefit, Match Plan benefit and one-half of the employee’s Social Security benefit. This amount is further reduced if a participant has less than 20 years of service at age 65. “Final Average Compensation” is based on the average of the highest three annual earnings out of the five years prior to retirement. The NEO's listed in this Proxy Statement, except for Messrs. Paul and Adante, will continue to earn limited benefits under the SERP.
Prior to the freeze on December 31, 2008, under the Restoration Plan, an employee whose benefit under the ERP was limited by applicable sections of the IRC was eligible to qualify for a benefit. The Board of Directors determined who, among eligible employees, would participate in the Restoration Plan. The Restoration Plan allowed for a restoration accrual such that the employee would receive a monthly benefit that, when added to the monthly benefit from the ERP, equals the monthly retirement benefit that would have been payable if certain IRC provisions were not in effect. This permitted an affected employee to attain the same percentage benefit value as any employee participant not affected by these limitations.
2013 Pension Benefits(1)

Name	Plan Name	Number of Years Credited Service(2)	Present Value of Accumulated Benefit
Warnke, Karl J.	ERP	20.0	$149,392
	SERP(3)	25.0	1,301,390
	Restoration Plan	20.0	191,389
Adante, David E.(4)	ERP	26.0	$219,870
	SERP(3)	30.3	—
	Restoration Plan	26.0	90,137
Covey, Patrick M.	ERP	16.3	$43,076
	SERP(3)	21.3	515,181
	Restoration Plan	16.3	6,278
Paul, Joseph R.	ERP	2.2	$12,422
	SERP(3)	0.0	—
	Restoration Plan	0.0	—
Marshall, Steven A.	ERP	30.9	$136,516
	SERP(3)	35.9	—
	Restoration Plan	30.9	20,082
Stief, James F.	ERP	29.5	$109,168
	SERP(3)	34.5	84,577
	Restoration Plan	29.5	1,858

(1)
Represents the present value of accumulated retirement benefits payable upon reaching retirement. The amounts are based on the same assumptions described in Note P, “Defined Benefit Pension Plans” to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Each of the above referenced plans is described in the “Compensation Discussion and Analysis.”

(2)	As a result of freezing the ERP and Restoration Plan on December 31, 2008, the number of years of credited service remains fixed as of that date for these Plans.

(3)	The SERP was closed to new participants effective for 2013.

(4)
As a result of his retirement in March 2013, Mr. Adante received a Match Restoration Plan payment of $59,611. He did not qualify for a SERP benefit and his ERP and Restoration Plan benefits will not be paid until he commences retirement payments.

Activity related to our Match Plan, the material terms of which are more fully described in the “Compensation Discussion and Analysis,” is set forth in the following table.
2013 Non-Qualified Deferred Compensation

Name	Company Contributions in 2013(1)	Aggregate Earnings in 2013(2)	Aggregate Balance at December 31, 2013(3)(4)
Warnke, Karl J.	$25,286	$9,429	$169,417
Covey, Patrick M.	8,665	1,706	34,740
Paul, Joseph R.	2,505	41	3,134
Marshall, Steven A.	5,033	1,622	29,825
Stief, James F.	—	225	3,444

(1)	Contributions pursuant to our Match Plan, which are also included in the “2013 Summary Compensation Table” under the “All Other Compensation” column.

(2)	As described in footnote 5 of the “2013 Summary Compensation Table,” a portion of the earnings allocated to contributions is considered to be above-market.

(3)
No named executive officer made any contributions to the type or category of benefits that the NEO would be entitled to receive as described in the Match Plan, except for Mr. Adante, who retired effective March 22, 2013, and no other Named executive officer made any withdrawals or received any distributions during 2013.

(4)
The amounts reflected in this table are included in the “2013 Summary Compensation Table” under “All Other Compensation.” The total aggregate amounts to date calculated under the Match Plan are shown in prior Summary Compensation Tables and are as follows: Mr. Warnke, $98,215; Mr. Adante, $42,832; Mr. Covey, $14,410; Mr. Paul, $479; Mr. Marshall, $17,188 and Mr. Stief, $1,397. Because Mr. Adante retired in 2013, he has no balances to include in this table.

Potential Payments Upon Termination or Change-in-Control
Should a NEO retire, resign, die, become disabled or otherwise terminate employment with us, the NEO would be entitled to any accrued or vested benefits. The types or categories of benefits that the NEO would be entitled to receive are described in the “Compensation Discussion and Analysis.” Those accrued or vested benefits would consist primarily of any vested retirement benefits from the qualified and nonqualified retirement plans, stock appreciation rights, and any restricted stock units or performance restricted stock units. Other than as listed, no NEO is entitled to any other compensation upon termination and no NEO has a written agreement with us regarding any payment upon termination.
The following table shows the amounts that would be payable under each benefit plan as if a triggering event (i.e., retirement, death, permanent disability or termination) had occurred as of December 31, 2013.

Plan Benefits--December 31, 2013 “as if” Triggering Event Occurred(1)

Name	Plan Name	Frequency	Benefit Payable Upon Triggering Event(2)
Warnke, Karl J.	SERP(3)	Annual benefit	$121,000
	Restoration Plan(3)	Annual benefit	18,000
	Match Plan	Onetime payment	169,417
	RSU(4)	Onetime payment	234,221
	PRSU(4)	Onetime payment	211,886
Adante, David E.(5)	SERP(3)	Annual benefit	$—
	Restoration Plan(3)	Annual benefit	8,000
	Match Plan	Onetime payment	—
	RSU(4)	Onetime payment	163,891
	PRSU(4)	Onetime payment	148,315
Covey, Patrick M.	SERP(3)	Annual benefit	$91,000
	Restoration Plan(3)	Annual benefit	1,000
	Match Plan	Onetime payment	34,740
	RSU(4)	Onetime payment	23,232
	PRSU(4)	Onetime payment	21,014
Paul, Joseph R.	SERP(3)	Annual benefit	$—
	Restoration Plan(3)	Annual benefit	—
	Match Plan	Onetime payment	3,134
	RSU(4)	Onetime payment	—
	PRSU(4)	Onetime payment	—
Marshall, Steven A.	SERP(3)	Annual benefit	$—
	Restoration Plan(3)	Annual benefit	2,000
	Match Plan	Onetime payment	29,825
	RSU(4)	Onetime payment	72,230
	PRSU(4)	Onetime payment	105,811
Stief, James F.	SERP(3)	Annual benefit	$9,000
	Restoration Plan(3)	Annual benefit	—
	Match Plan	Onetime payment	3,444
	RSU(4)	Onetime payment	—
	PRSU(4)	Onetime payment	57,922

(1)
Each of the plans presented is more fully described in the “Compensation Discussion and Analysis,” and this table represents those benefits under our nonqualified plans that would be payable or exercisable by our NEOs if a “triggering event” occurred as of December 31, 2013, excluding options and awards that have vested as disclosed in “Option Exercises and Stock Vested” tables in this and previous Proxy Statements. For purposes of this table, a triggering event includes death, permanent disability, retirement or termination for any reason. No NEO is subject to a noncompete or confidentiality agreement or other material conditions or obligations applicable to the receipt of benefits. This table is for informational purposes only and is not indicative of actual benefits payable.

(2)
If the triggering event were a change in control, all of the benefits listed in the table would be applicable. In addition, all unvested ISO and NQSO awards would become exercisable. The value of unexercisable ISO/NQSO awards that would become exercisable for each NEO is as follows: Mr. Warnke, $19,200; Mr. Covey, $39,936; Mr. Paul, $23,184; Mr. Marshall, $23,712; and Mr. Stief, $23,840. The value of these awards is based on the number of unvested options multiplied by the difference between the exercise price and the market price at December 31, 2013. Further, in such event, all unvested SARs will become exercisable. Based on the year-end 2013 stock price less the stock price on the date of grant, the value of all vested and nonvested SARs awards that would become exercisable for each NEO is as follows: Mr. Warnke, $518,608; Mr. Covey, $225,228; Mr. Paul, $74,256; Mr. Marshall, $191,348; and Mr. Stief, $104,436. Due to his retirement, Mr. Adante's SARs were exercised in 2013.

(3)
The benefit is based on the lifetime payment option. The benefit will be reduced if a NEO chooses a different payment option. The different payment options are outlined under the Pension Plan Information section in this Proxy Statement.

(4)	The benefit payable value is based on the number of stock units times the market price at December 31, 2013.

(5)
Due to his retirement in March 2013, Mr. Adante received $59,611 under the Match Restoration plan, and in 2014 will receive $245,837 under the RSU plan and $223,291 under the PRSU plan. Benefits under the ERP and Restoration plans will not be paid until he elects to commence retirement payments.

2013 DIRECTOR COMPENSATION(1)

Director	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total
Cowan, R. Douglas	$36,500	$34,401	$70,901
Cunningham, J. Dawson	52,000	34,401	86,401
Ginn, William J.	44,500	34,401	78,901
Hall, Douglas K.	54,000	34,401	88,401
Harbrecht, Sandra W.	45,000	34,401	79,401
Warfel, John E.	46,500	34,401	80,901

(1)	Mr. Warnke is an employee and he does not receive any compensation as a director.

(2)
Directors may elect to defer all or part of their director fees in stock equivalent units. Ms. Harbrecht and Mr. Ginn have made such an election. Stock equivalent units are calculated by dividing the fee earned by the then current market price. Stock equivalent units will subsequently be valued for payment purposes at the market price in effect on the date of payment.

(3)
Amounts do not reflect cash payments made to any director. They reflect, as more fully described in Note O, “Stock-Based Compensation,” to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the grant date value of the awards calculated under FASB ASC Topic 718.

The aggregate number of all vested and unvested (exercisable and unexercisable) SARs awards and option awards along with unvested Director Restricted Stock Unit ("DRSU") awards for each director, outstanding as of December 31, 2013, is set forth in the following table.

Director	Options Exercisable	SARs (Exercisable and Unexercisable)	DRSU
Cowan, R. Douglas	—	6,667	1,551
Cunningham, J. Dawson	—	6,667	1,551
Ginn, William J.	—	9,333	1,551
Hall, Douglas K.	—	9,333	1,551
Harbrecht, Sandra W.	—	7,110	1,551
Warfel, John E.	5,334	9,333	1,551
Compensation of Directors
The current compensation structure for nonemployee directors is designed to fairly pay directors for work required based on our size, scope and industry. The primary goal of the directors is to enhance the long-term interests of our shareholders by establishing Company-wide general goals and objectives and identifying executive officers capable of carrying out those goals and objectives.
We pay directors who are not our employees a fee of $35,000 per year plus $1,000 for the first and $500 for each additional Board or Committee meeting attended on the same day, plus reasonably incurred travel and lodging expenses. Committee Chairs receive an additional retainer as follows: Audit Committee Chair - $8,000/year; Compensation Committee Chair - $6,000/year; and Governance Committee Chair - $5,000/year. The Chairman of the Board, if not an active employee of the Company, would receive an additional retainer of $7,500/year. Directors receive a fee of $500 for each teleconference meeting or written consent related to considering the authorization or taking of an action without a meeting, except for the Audit Committee members who receive a fee of $1,000 per teleconference meeting. Directors may defer all or part of their fees in cash or stock equivalent units until their retirement as directors.
Beginning in 2009, on the date of the shareholders’ annual meeting, each nonemployee director received an annual grant of 3,000 director stock appreciation rights (“SARs”). The SARs were used to acquire common shares based on the appreciation in the stock price multiplied by the number of SARs awarded, reduced in 2009 and 2010 by the annualized number of stock options granted to a director elected or appointed in 2007 or 2008. The appreciation was calculated by subtracting the stock price at the date of grant from the stock price at the date of exercise. The SARs became exercisable in the amount of 20% of the number of common shares to be acquired on each anniversary of the date of grant commencing with the first anniversary. Unless terminated, SARs would automatically be deemed to be exercised on the tenth anniversary of the effective date of the grant provided the grantee was still a director on the tenth anniversary and a grantee had to be a director on the date of exercise. This program was replaced in 2013, as more fully described below, with the DRSU program.

Effective on the date of the 2013 Annual Meeting of Shareholders, each non-employee Director receives an annual grant of DRSU's equal to a fixed amount of $36,000. In 2013, the annual grant, at the then-fair market price of $23.20, equaled 1,551 units awarded to each Director. The number of DRSU's associated with the award will fluctuate based on the fair market price of the Company's common stock; however, the value of $36,000 will remain constant. The award will vest over three years and vesting will accelerate at retirement.
Equity Compensation Plan Information(1)(2)

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders	1,303,441	$18.06	2,646,711
Equity compensation plans not approved by security holders	None	None	None

(1)
The equity compensation plans included in this table consist of stock and option awards (SARs, ISOs, NQSOs, Stock Rights) and purchases under the Employee Stock Purchase Plan granted under the 2004 Omnibus Stock Plan, which was approved by our shareholders at our annual meeting in 2004. The exercise price of all options and rights granted was the fair market value of the stock, as determined by our independent stock valuation firm, as of the date of the grant.

(2)	No equity securities have been issued or authorized for issuance under any plan that has not been approved by our shareholders.

(3)
Reflects common shares available for issuance under the 2004 Omnibus Stock Plan, excluding securities issued or to be issued upon exercise of outstanding options and rights (SARs, ISOs, NQSOs, and Stock Rights) and purchases under the Employee Stock Purchase Plan as of December 31, 2013.

COMPANY PERFORMANCE
The following Performance Graphs compares cumulative total shareholder returns for our common shares during the last ten and five years to the Standard & Poor’s 500 Stock Index and to an index of selected peer group companies. The peer group, which is the same group used by our independent stock valuation firm, consists of: ABM Industries Incorporated; Comfort Systems USA, Inc.; Dycom Industries, Inc.; FirstService Corporation; MYR Group, Inc.; Pike Electric Corporation; Quanta Services, Inc.; Rollins, Inc.; and Scotts Miracle-Gro Company. Each of the three measures of cumulative total return assumes reinvestment of dividends.
The five-year cumulative total return graph on page 34 indicates that the Company's return line is below the S&P 500 and our peer group. The change in the Company's performance on this graph compared to historical performance against the S&P 500 and our peer group is driven by the 2008 base year starting point on the graph. The S&P 500 and our peer group value on the 2008 five-year cumulative return graph is artificially low due to the impact of the recession. Both comparison groups experienced a significant decline in value in 2008 while the Company's stock increased in 2008 and throughout the recession. The lower starting point for the S&P 500 and our peer group allows for higher returns over the five years since they are recouping value they lost during the recession. The Company's returns remained positive during the recession; therefore, the cumulative return is not as dramatic on the five-year return graph.
In order to show a more complete and balanced comparison, we have included the ten-year cumulative total return graph, shown on page 33. As detailed on this graph, our returns have been consistently higher when compared to both the S&P 500 and the Peer Group. Over this ten-year period, our indexed returns have grown 376 points over the base year, while our Peer Group, the closest to our return, has grown to 281 points over that same time period. We consider the ten-year cumulative total return graph to present a more accurate comparison of our results and the results of our comparators.

	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Davey	100	129	131	172	212	223	228	255	276	328	376
S&P 500 Index	100	111	116	135	142	90	113	130	133	154	204
Peer Group	100	120	139	163	183	137	156	191	194	213	281

	2008	2009	2010	2011	2012	2013
Davey	100	102	115	124	147	169
S&P 500 Index	100	126	146	149	172	228
Peer Group	100	114	139	141	155	205

INDEPENDENT AUDITORS
For 2013, we engaged Ernst & Young LLP as our independent auditors to act as the principal accountant to audit our consolidated financial statements and internal control over financial reporting. The Board of Directors and its Audit Committee participated in and approved the engagement of our principal independent auditors, Ernst & Young.
Fees and Other Matters
Under the Audit Committee’s charter, the Committee is required to give advance approval of any nonaudit services to be performed by the principal independent auditors, provided that such services are not otherwise prohibited by law or regulation. There is no de minimis exception to the Committee’s preapproval procedures. The Committee may delegate the responsibility for this approval to one or more of its members, so long as the members report any such approvals to the full Committee at its next meeting. Such delegation procedures are presently in place. In addition, the Committee has also set specific limits on the amount of such services which we would obtain from Ernst & Young and requires management to report the specific engagement to the Committee at its next meeting.

The aggregate fees billed to us for professional services rendered by our independent auditors for each year in the two-year period ended December 31, 2013 were:

Type of Fees	2013	2012
Audit fees	$529,600	$509,600
Audit-related fees	33,300	32,100
Tax fees	110,362	41,500
All other fees	—	—
	$673,262	$583,200
In the above table, “audit fees” are fees we paid our independent auditors for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, audits of subsidiaries, reviews of financial statements included in our Forms 10-Q, and for services related to their audit of our internal control over financial reporting. “Audit-related fees” are fees for audits of employee benefit plan financial statements and other assurance services and “tax fees” are for tax compliance, tax advice and tax planning.
The components of the audit fees were as follows:

Audit Fees	2013	2012
Annual financial statements	$336,600	$329,900
Reviews of interim financial statements in Forms 10-Q	48,000	45,700
Section 404(b) Sarbanes-Oxley Act	145,000	134,000
	$529,600	$509,600
At the Annual Meeting
Representatives of Ernst & Young will have the opportunity to make a statement at the annual meeting and will be otherwise available to respond to appropriate questions from our shareholders.
REPORT OF THE AUDIT COMMITTEE
Management has the primary responsibility for the integrity of the Company’s audited consolidated financial statements and the financial reporting process, including the system of internal control over financial reporting.
Ernst & Young LLP, the Company’s principal independent auditor, is responsible for conducting independent audits of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and expressing an opinion on the consolidated financial statements and the effectiveness of internal controls over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and the principal independent auditor.
As part of its oversight responsibility, the Committee has reviewed and discussed the audited consolidated financial statements, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting with management and Ernst & Young. The Committee reviewed with Ernst & Young the matters required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” issued by the PCAOB, and such other matters as the Committee and the auditors are required to discuss under auditing standards generally accepted in the United States. Additionally, the Committee received the written disclosures and the letter from Ernst & Young to the Committee required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Committee concerning independence, and discussed with Ernst & Young their independence from the Company and its management.
Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the 2013 audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the U.S. Securities and Exchange Commission.
By the Audit Committee of the Board of Directors: J. Dawson Cunningham, William J. Ginn, Douglas K. Hall (Chair) and Sandra W. Harbrecht.

GENERAL
Voting at the Meeting
Shareholders of record at the close of business on March 15, 2014, are entitled to notice of and to vote at the annual meeting of shareholders. On that date, a total of 14,094,444 of our common shares were outstanding and entitled to vote. Each of our common shares is entitled to one vote.
Each shareholder has the right to vote cumulatively if any shareholder gives notice in writing to our President, any Vice President or our Secretary at least 48 hours before the time set for the meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving notice. If cumulative voting is in effect, shareholders will be entitled to cast a number of votes equal to the number of shares voting multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one nominee or distribute them among several nominees, as that shareholder sees fit. If cumulative voting is in effect, shares represented by each properly signed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.
For Proposal 1, under Ohio law, directors are elected by a plurality of the votes of our shareholders present at a meeting at which a quorum is present, and proposals are adopted or approved by the vote of a specified percentage of our voting power. Withholds, but not non-votes, are counted towards quorum and tabulated in determining the votes present at the meeting. Consequently, except as provided in the 401KSOP and ESOP Plan, withhold and nonvotes will not have any effect on Proposal 1. Abstentions and nonvotes will count as "against votes on Proposal 2. Abstentions will count as "against" votes on Proposal 3 and nonvotes will have no effect.
If any of the nominees listed on page 3 becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board of Directors has no reason to believe that this will occur.
Other than as presented in this Proxy Statement, the Board of Directors knows of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, the person named in the proxy card will vote on these matters in accordance with his or her best judgment.
Shareholder Proposals
Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us on or before December 5, 2014. Additionally, a shareholder may submit a proposal for consideration at next year’s Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if that proposal is submitted on or before February 18, 2015.
Expenses of Requesting Proxies
We will bear the expense of preparing, printing, and making available this Notice of Annual Meeting and Proxy Statement. As set out in our “Important Notice Regarding the Availability of Proxy Materials” mailed to shareholders on April 4, 2014, our shareholders may view and print proxy materials by accessing our Internet website at www.davey.com or request proxy materials by telephone, e-mail or in person. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions and will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.
Annual Report and Form 10-K
Our Annual Report to Shareholders, including summary financial information for the year ended December 31, 2013, will be mailed to our shareholders of record and beneficial owners with their individual proxy cards. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, our 2013 Annual Report, our Proxy Statement and blank proxy cards are available on our Internet website at www.davey.com.

For the Board of Directors

/s/Joseph R. Paul
JOSEPH R. PAUL
Secretary
April 4, 2014

APPENDIX A
THE DAVEY TREE EXPERT COMPANY 2014 OMNIBUS STOCK PLAN

1.	PURPOSE
The Davey Tree Expert Company 2014 Omnibus Stock Plan (the “Plan”) is designed to foster and promote the long-term growth and performance of the Company by: (a) enhancing the Company's ability to attract and retain qualified Employees and Directors and (b) motivating Employees and Directors through stock ownership and performance-based incentives. To achieve this purpose, this Plan provides authority for the grant of stock and other performance-based incentives and the maintenance of an employee stock purchase program.

2.	DEFINITIONS

(a)	“AFFILIATE” AND “ASSOCIATE” - These terms have the meanings given to them in Rule 12b-2 under the Exchange Act.

(b)
“AWARD” - The grant of Stock Options, Restricted Stock, Stock Equivalent Units, Stock Appreciation Rights, Stock Purchase Rights, Cash Awards, and other stock and performance-based incentives under this Plan.

(c)	“AWARD AGREEMENT” - Any agreement between the Company and a Participant that sets forth terms, conditions, and restrictions applicable to an Award.

(d)	“BOARD OF DIRECTORS” - The Board of Directors of the Company.

(e)	“CASH AWARD” - This term has the meaning given to it in Section 6(b)(vi).

(f)	“CHANGE IN CONTROL” - A “Change in Control” will be deemed to occur if at any time after the date of the adoption of this Plan:

(i)
Any Person (other than the Company, any of its subsidiaries, any employee benefit plan or employee stock ownership plan of the Company, or any Person organized, appointed, or established by the Company for or pursuant to the terms of any such plan), alone or together with any of its Affiliates or Associates, becomes the Beneficial Owner of 20% or more of the Common Shares then outstanding. In addition, if any Person commences a tender offer or exchange offer for 20% or more of the Common Shares then outstanding, the Committee may, in its discretion and at any time prior to the expiration of the tender offer or exchange offer, declare that such tender offer or exchange offer constitutes a “Change in Control”. For this purpose, the term “Beneficial Owner” has the meaning given to it in Rule 13d-3 under the Exchange Act.

(ii)
At any time during a period of 24 consecutive months, Continuing Directors represent less than a majority of the members of the Board of Directors. “CONTINUING DIRECTORS” are individuals who were Directors at the beginning of the 24-month period or whose appointment or nomination for election as Directors was approved by a majority of the Continuing Directors then in office.

(iii)
A record date is established for determining shareholders entitled to vote upon (A) a merger or consolidation of the Company with another entity if the Persons who hold Common Shares immediately prior to the merger or consolidation will, immediately after the merger or consolidation, hold less than 80% of the outstanding voting securities of the surviving or resulting entity or the ultimate parent of the surviving or resulting entity, (B) a sale or other disposition of all or substantially all of the assets of the Company and its direct or indirect subsidiaries, or (C) the dissolution of the Company.

(g)	“CODE” - The Internal Revenue Code of 1986, or any law that supersedes or replaces it, as amended from time to time.

(h)
“COMMITTEE” - The Compensation Committee of the Board of Directors, or any other committee of the Board of Directors that the Board of Directors authorizes to administer this Plan. The Committee will be constituted in a manner that satisfies all applicable legal requirements, including satisfying the disinterested administration standard set forth in Rule 16b-3 and the definition of “compensation committee” set forth in Treasury Regulation Section 1.162-27(c)(4).

(i)
“COMMON SHARES” or “SHARES” - Common Shares, $1.00 par value per share, of the Company, including authorized and unissued shares and treasury shares, and any shares issued in exchange for the Common Shares in a merger, consolidation, reorganization, recapitalization, reclassification, or similar transaction.

(j)	“COMPANY” - The Davey Tree Expert Company, an Ohio corporation, and any successor entity.

(k)
“CONTINUING DIRECTOR” - A Director who was a Director prior to a Change in Control or was recommended or elected to succeed a Continuing Director by a majority of the Continuing Directors then in office.

(l)	“DIRECTOR” - A director of the Company.

(m)	“EMPLOYEE” - Any common law employee of the Company or its Affiliates.

(n)	“EXCHANGE ACT” - Securities Exchange Act of 1934, and any law that supersedes or replaces it, as amended from time to time.

(o)
“FAIR MARKET VALUE” of Common Shares - The value of the Common Shares determined by the Committee, or pursuant to rules established by the Committee, on a basis consistent with regulations under the Code.

(p)	“INCENTIVE STOCK OPTION” - A Stock Option that meets the requirements of Section 422 of the Code.

(q)	“NON-EMPLOYEE DIRECTOR” - A Director who is not an Employee.

(r)	“NON-QUALIFIED STOCK OPTION” or “NQSO” - A Stock Option that does not meet the requirements of Section 422 of the Code.

(s)	“NOTICE OF AWARD” - Any notice by the Committee to a Participant that advises the Participant of the grant of an Award or sets forth terms, conditions, and restrictions applicable to an Award.

(t)	“PARTICIPANT” - Any person to whom an Award has been granted under this Plan.

(u)	“PERFORMANCE RESTRICTED STOCK UNIT” or “PRSU” - These terms have the meaning given to them in Section 6(b)(v).

(v)	“PERSON” - An individual, trust, estate, partnership, association, company, or corporation.

(w)	“RESTRICTED STOCK” - An Award of Common Shares that are subject to restrictions or risk of forfeiture.

(x)	“RESTRICTED STOCK UNIT” or “RSU” - These terms have the meanings given to them in Section 6(b)(v).

(y)	“RULE 16b-3” - Rule 16b-3 under the Exchange Act, or any rule that supersedes or replaces it, as amended from time to time.

(z)	“STOCK APPRECIATION RIGHT” - This term has the meaning given to it in Section 6(b)(i).

(aa)	“STOCK AWARD” - This term has the meaning given to it in Section 6(b)(ii).

(ab)	“STOCK EQUIVALENT UNIT” - An Award that is valued by reference to the value of Common Shares.

(ac)	“STOCK OPTION” - This term has the meaning given to it in Section 6(b)(iii).

(ad)	“STOCK PURCHASE RIGHT” - This term has the meaning given to it in Section 6(b)(iv).

3.	ELIGIBILITY
All Employees and Directors are eligible for the grant of Awards. The selection of the Employees and Directors to receive Awards will be within the discretion of the Committee. More than one Award may be granted to the same Employee or Director.

4.	COMMON SHARES AVAILABLE FOR AWARDS; ADJUSTMENT

(a)
NUMBER OF COMMON SHARES. The aggregate number of Common Shares that may be subject to Awards granted under this Plan in any fiscal year of the Company during the term of this Plan will be equal to the sum of (i) five percent (5.0%) of the number of Common Shares outstanding as of the first day of the fiscal year plus (ii) the number of Common

Shares that were available for the grant of Awards, but not granted, under this Plan in previous fiscal years; provided that, in no event will the number of Common Shares available for the grant of Awards in any fiscal year exceed ten percent (10.0%) of the number of Common Shares outstanding as of the first day of that fiscal year. The maximum number of Common Shares with respect to which Awards may be granted during a calendar year to any Employee is 100,000. The aggregate number of Common Shares that may be issued under Incentive Stock Options granted under this Plan is 500,000.
The assumption of awards granted by an organization acquired by the Company, or the grant of Awards under this Plan in substitution for any such awards, will not reduce the number of Common Shares available in any fiscal year for the grant of Awards under this Plan.
Common Shares subject to an Award that is forfeited, terminated, or canceled without having been exercised (other than Common Shares subject to a Stock Option that is canceled upon the exercise of a related Stock Appreciation Right) will again be available for grant under this Plan, without reducing the number of Common Shares available in any fiscal year for grant of Awards under this Plan, except to the extent that the availability of those Common Shares would cause this Plan or any Awards granted under this Plan to fail to qualify for the exemption provided by Rule 16b-3.

(b)	NO FRACTIONAL SHARES. No fractional shares will be issued, and the Committee will determine the manner in which the value of fractional shares will be treated.

(c)
ADJUSTMENT. In the event of any change in the Common Shares by reason of a merger, consolidation, combination, reorganization, recapitalization, reclassification, or similar transaction, or in the event of a stock dividend, stock split, reverse stock split, or distribution to shareholders (other than normal cash dividends), the Committee will adjust the number and class of shares that may be issued under this Plan, the number and class of shares subject to outstanding Awards, the exercise price applicable to outstanding Awards, and the Fair Market Value of the Common Shares and any other value determinations applicable to outstanding Awards.

5.	ADMINISTRATION

(a)
COMMITTEE. This Plan will be administered by the Committee. The Committee will, subject to the terms of this Plan, have the sole discretionary authority to: (i) select, or determine the criteria for the selection of, the eligible Employees and Directors who will receive Awards, (ii) grant Awards, (iii) determine the number and types of Awards to be granted to Employees and Directors, (iv) determine the terms, conditions, vesting periods, and restrictions applicable to Awards, (v) adopt, alter and repeal administrative rules and practices governing this Plan, (vi) interpret the terms and provisions of this Plan and any Awards granted under this Plan, (vii) prescribe the forms of any Notices of Award, Awards Agreements, or other instruments relating to Awards, and (viii) otherwise supervise the administration of this Plan. All decisions by the Committee will be made with the approval of not less than a majority of its members.

(b)	DECISIONS FINAL. All decisions by the Committee will be final and binding on all Persons.

6.	AWARDS

(a)
GRANT OF AWARDS. The Committee will determine the type or types of Awards to be granted to each Participant and will set forth in the related Notice of Award or Award Agreement the terms, conditions, vesting periods, and restrictions applicable to each Award. Awards may be granted singly or in combination or tandem with other Awards. Awards may also be granted in replacement of, or in substitution for, other awards granted by the Company, whether or not granted under this Plan.

(b)	TYPES OF AWARDS. Awards may include, but are not limited to, the following:

(i)
STOCK APPRECIATION RIGHT - A right to receive a payment, in cash or Common Shares, equal to the excess of (A) the Fair Market Value, or other specified valuation, of a specified number of Common Shares on the date the right is exercised over (B) the Fair Market Value, or other specified valuation, of the specified number of Common Shares on the date the right is granted, all as determined by the Committee. The right may be conditioned upon the occurrence of certain events, such as a Change in Control of the Company, or may be unconditional, as determined by the Committee.

(ii)
STOCK AWARD - An Award that is made in Common Shares, Restricted Stock, or Stock Equivalent Units or that is otherwise based on, or valued in whole or in part by reference to, the Common Shares. All or part of any Stock Award may be subject to conditions, restrictions, and risks of forfeiture, as and to the extent established by the Committee. Stock Awards may be based on the Fair Market Value of the Common Shares, or on other specified values or methods of valuation, as determined by the Committee.

(iii)
STOCK OPTION - A right to purchase a specified number of Common Shares, during a specified period, and at a specified exercise price, all as determined by the Committee. A Stock Option may be an Incentive Stock Option or a Non-Qualified Stock Option. In addition to the terms, conditions, vesting periods, and restrictions established by the Committee, Incentive Stock Options must comply with the requirements of Section 422 of the Code. The exercise price of a Stock Option must be not less than the Fair Market Value of the Common Shares on the date the Stock Option is granted (not less than 110% of the Fair Market Value of the Common Shares on the date an Incentive Stock Option is granted to a holder who owns, on the date of grant, more than 10% of the total combined voting power of all shares of the Company then outstanding).

(iv)
STOCK PURCHASE RIGHT - A right to participate in a stock purchase program, including but not limited to a stock purchase program that meets the requirements of Section 423 of the Code (the Employee Stock Purchase Plan) or a stock subscription plan.

Among other requirements, Section 423 currently provides that (A) only employees of the Company, or of any direct or indirect subsidiary of the Company designated by the Committee, may receive Stock Purchase Rights that qualify under Section 423 (“Section 423 Rights”), (B) Section 423 Rights may not be granted to any Participant who, immediately after the Section 423 Rights are granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, (C) Section 423 Rights must be granted to all employees of the Company, and of any direct or indirect subsidiary of the Company designated by the Committee, except that there may be excluded (1) employees who have been employed less than two years, (2) employees whose customary employment is 20 hours or less per week, (3) employees whose customary employment is for not more than five months in any calendar year, and (4) highly compensated employees (within the meaning of Section 414(q) of the Code), (D) all employees granted Section 423 Rights must have the same rights and privileges, except that the number of Common Shares that may be purchased by any employee upon exercise of Section 423 Rights may bear a uniform relationship to the total compensation, or the basic or regular rate of compensation, of the employee, (E) the exercise price of Section 423 Rights may not be less than eighty-five percent (85%) of the Fair Market Value of the Common Shares at the time Section 423 Rights are granted; (F) Section 423 Rights cannot be exercised after the expiration of 27 months from the date the Section 423 Rights are granted, and (G) no employee may be granted Section 423 Rights, under this Plan and any other stock purchase plans of the Company and its subsidiaries, that permit the purchase of Common shares with a Fair Market Value of more than $25,000 (determined at the time the Section 423 Rights are granted) in any calendar year.

(v)
RESTRICTED STOCK UNIT; PERFORMANCE RESTRICTED STOCK UNIT - A right to receive a payment, in Common Shares, based on the number of Restricted Stock Units or Performance Restricted Stock Units granted, subject to conditions, restrictions, and risks of forfeiture, as and to the extent established by the Committee.

(vi)	CASH AWARD - An Award denominated in cash.

(vii)
CONDITIONS; PERFORMANCE OBJECTIVES - All or part of any Award may be subject to conditions established by the Committee, including but not limited to future service with the Company or the achievement of specific performance objectives. These performance objectives may be based on any of the following business criteria, either alone or in any combination, and on either a consolidated or business unit level, as the Committee may determine: return on net assets, return on equity, return on invested capital, total shareholder return, equity valuation, economic value added, completion of acquisitions, product and market development, technology development, inventory management, working capital management, customer satisfaction, customer development, customer retention, sales, revenue, operating income, cash flow, net income, earnings per share, and other GAAP and non-GAAP measures of financial performance, including earnings before interest and taxes, earnings before interest, taxes, depreciation, and amortization, and similar measures. These business criteria may be clarified by reasonable definitions adopted from time to time by the Committee, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or nonrecurring items, effects of accounting changes, effects of currency fluctuations, effects of financing activities, expenses for restructuring or productivity initiatives, nonoperating items, acquisition expenses, and effects of acquisitions, divestitures, or reorganizations.

7.	DEFERRAL OF PAYMENT
With the approval of the Committee, the delivery of the Common Shares, cash, or any combination thereof subject to an Award may be deferred, either in the form of installments or a single future delivery. The Committee may also permit selected Participants to defer the payment of some or all of their Awards, as well as other compensation, in accordance with procedures established by the Committee to assure that the recognition of taxable income is deferred under the Code. Deferred amounts may, to the extent permitted by the Committee, be credited as cash or Stock Equivalent Units. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents on Stock Equivalent Units.

8.	TAXES ASSOCIATED WITH AWARD
Prior to the payment of an Award, the Company may withhold, or require a Participant to remit to the Company, an amount sufficient to pay any Federal, state, and local taxes associated with the Award. The Committee may, in its discretion and subject to such rules as the Committee may adopt, permit a Participant to pay any or all taxes associated with the Award (other than an Incentive Stock Option) in cash, by the transfer of Common Shares, by the surrender of all or part of an Award (including the Award being exercised), or by a combination of these methods. The Committee may permit a Participant to pay any or all taxes associated with an Incentive Stock Option in cash, by the transfer of Common Shares, or by a combination of these methods.

9.	TERMINATION OF EMPLOYMENT
If the employment of a Participant terminates for any reason, or if a Director ceases to be a Director of the Company for any reason, all unexercisable, deferred, and unpaid Awards may be exercisable or paid only in accordance with rules established by the Committee. These rules may provide, as the Committee deems appropriate, for the expiration, continuation, or acceleration of the vesting of all or part of the Awards.

10.	TERMINATION OF AWARDS UNDER CERTAIN CONDITIONS
The Committee may cancel any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of this Plan or with any Notice of Award or Award Agreement or if the Participant, without the prior written consent of the Company, engages in any of the activities designated in rules established by the Committee.
The Committee may, in its discretion and as a condition to the exercise of an Award, require a Participant to acknowledge in writing that the Participant is in compliance with all applicable provisions of this Plan and of any Notice of Award or Award Agreement and has not engaged in any activities referred to in the rules established by the Committee.

11.	CHANGE IN CONTROL
In the event of a Change in Control of the Company, unless and to the extent otherwise determined by the Board of Directors, (i) all Stock Appreciation Rights, Stock Options, and other Stock Purchase Rights then outstanding will become fully exercisable as of the date of the Change in Control, (ii) all restrictions and conditions applicable to Restricted Stock and other Stock Awards will be deemed to have been satisfied as of the date of the Change in Control, and (iii) all Cash Awards will be deemed to have been fully earned as of the date of the Change in Control. Any such determination by the Board of Directors that is made after the occurrence of a Change in Control will not be effective unless a majority of the Directors then in office are Continuing Directors and the determination is approved by a majority of the Continuing Directors.

12.	AMENDMENT, SUSPENSION, OR TERMINATION OF THIS PLAN; AMENDMENT OF OUTSTANDING AWARDS

(a)
AMENDMENT, SUSPENSION, OR TERMINATION OF THIS PLAN. The Board of Directors may amend, suspend, or terminate this Plan at any time. Shareholder approval for any such amendment will be required only to the extent (i) necessary to preserve the exemption provided by Rule 16b-3 for this Plan and Awards granted under this Plan, (ii) required by applicable law, or (iii) required to comply with the rules of any exchange or market on which the Common Shares may be listed or traded.

(b)
AMENDMENT OF OUTSTANDING AWARDS. The Committee may, in its discretion, amend the terms of any Award, prospectively or retroactively, but no such amendment may impair the rights of any Participant without the Participant’s consent; without limiting the foregoing, if the Company merges with or consolidates with another entity, the Committee may, in its discretion, amend the terms of any Award to provide for the assumption of the Award by the surviving or resulting entity, the acceleration and exercise of the Award, or the payment of the fair cash value of the Award. The Committee may, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any Award.

13.	AWARDS TO FOREIGN NATIONALS AND EMPLOYEES OUTSIDE OF THE UNITED STATES
To the extent that the Committee deems appropriate to comply with foreign law or practice and to further the purpose of this Plan, the Committee may, without amending this Plan, (i) establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

14.	NON-ASSIGNABILITY
Unless otherwise determined by the Committee (i) no Award granted under this Plan may be transferred or assigned by the Participant to whom it is granted, and in case of any transfers or assignments by operation of law, Common Shares issuable upon vesting or exercise of the Award shall be immediately sold back to the Company, and (ii) an Award granted under this Plan may be exercised, during the Participant's lifetime, only by the Participant or by the Participant's guardian or legal representative; except that, no Incentive Stock Option and no Section 423 Right may be exercised, during the Participant's lifetime, by the Participant's guardian or legal representative.

15.	PURCHASE OPTION; RIGHT OF FIRST REFUSAL

(a)
PURCHASE OPTION. In the event of a Participant’s termination of employment with the Company and all Affiliates (unless the Participant is then serving, and continues immediately thereafter to serve, as a director of the Company or an Affiliate of the Company) or termination of service as a director of the Company and all Affiliates of the Company (unless the Participant is then employed by, and continues immediately thereafter to be employed by, the Company or an Affiliate of the Company), the Company shall have the right and option to purchase from the Participant the Common Shares acquired by the Participant pursuant to the grant of an Award under this Plan, pursuant to rules established by the Committee. The Company may allow the Trustee of The Davey 401KSOP and ESOP to exercise its purchase right.

(b)
RIGHT OF FIRST REFUSAL. If a Participant proposes to sell, assign, transfer, pledge, hypothecate, or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”), any Common Shares acquired pursuant to the grant of an Award under this Plan, then the Participant shall first give written notice of the proposed transfer to the Company and the Company shall have the right and option to purchase from the Participant the Common Shares subject to the proposed transfer, pursuant to rules established by the Committee.

16.	GOVERNING LAW
The interpretation, validity, and enforcement of this Plan will, to the extent not otherwise governed by the Code or the securities laws of the United States, be governed by the laws of the State of Ohio.

17.	RIGHTS OF EMPLOYEES
Nothing in this Plan will confer upon any Participant the right to continued employment by the Company or limit in any way the Company's right to terminate any Participant's employment at will or for cause.

18.	EFFECTIVE AND TERMINATION DATE

(c)	EFFECTIVE DATE. This Plan will become effective on the date it is approved by the holders of a majority of the Common Shares then outstanding.

(d)	TERMINATION DATE. This Plan will terminate 10 years after it is approved by the Company’s shareholders.

YOUR VOTE IS IMPORTANT.

PLEASE SIGN, DATE AND RETURN YOUR PROXY.

THE DAVEY TREE EXPERT COMPANY	PROXY
Annual Meeting of Shareholders to be held on May 20, 2014
This Proxy is solicited by the Board of Directors.
At the Annual Meeting of Shareholders to be held May 20, 2014, and at any adjournment or postponement thereof, Christopher J. Bast, Dan A. Joy, Steven A. Marshall, Joseph R. Paul, Richard A. Ramsey, James F. Stief, and Nicholas R. Sucic, and each of them, with full power of substitution in each, are hereby authorized to represent me and to vote my shares on the following:

1.
Elect three directors to the class to serve for a three-year term of office expiring at the Company’s 2017 Annual Meeting of Shareholders. The nominees for the Board of Directors are: J. Dawson Cunningham, Sandra W. Harbrecht, and Patrick M. Covey.
		☐ For		☐ Withhold
Instruction: On the line below, write the name of any nominee for whom authority to vote is withheld. This Proxy cannot be voted for a greater number of persons than the number of nominees named.
__________________________________________________________

2.	Approve The Davey Tree Expert Company 2014 Omnibus Stock Plan.	☐ For	☐ Against	☐ Withhold
3.	Approve, on an advisory, nonbinding basis, the compensation of the named executive officers, as disclosed in the Proxy Statement.	☐ For	☐ Against	☐ Withhold
4.	Any other matter that may properly come before the meeting.
The Board of Directors recommends that you vote to elect each of the nominees listed, vote FOR approval of The Davey Tree Expert Company 2014 Omnibus Stock Plan, and vote FOR approval of named executive officer compensation.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If cumulative voting is in effect, shares represented by each properly executed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.

Control #: 0000000	Shares: 0000000

Date

Sign here exactly as your name appears on the proxy notice.

Joint Owner, if any, sign here exactly as your name appears on this card.

Sign, date and mail this Proxy in the postage-paid envelope provided to:
The Davey Tree Expert Company
Attn: PROXY
PO Box 5193
Kent, OH 44240-5193

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY. THANK YOU

THE DAVEY TREE EXPERT COMPANY	PROXY
Annual Meeting of Shareholders to be held on May 20, 2014
This voting instruction is solicited by Reliance Trust Company (the "Trustee") as trustee of The Davey 401KSOP and ESOP (the "Plan").
To Reliance Trust Co., Trustee of The Davey 401KSOP and ESOP: As a participant, and a named fiduciary in the Plan, I hereby direct the Trustee to vote in person or by proxy at the Annual Meeting of Shareholders to be held May 20, 2014, and at any adjournment or postponement thereof, as shown below.

1.
Elect three directors to the class to serve for a three-year term of office expiring at the Company’s 2017 Annual Meeting of Shareholders. The nominees for the Board of Directors are: J. Dawson Cunningham, Sandra W. Harbrecht, and Patrick M. Covey.
		☐ For		☐ Withhold
Instruction: On the line below, write the name of any nominee for whom authority to vote is withheld. This Proxy cannot be voted for a greater number of persons than the number of nominees named.
__________________________________________________________

2.	Approve The Davey Tree Expert Company 2014 Omnibus Stock Plan.	☐ For	☐ Against	☐ Withhold
3.	Approve, on an advisory, nonbinding basis, the compensation of the named executive officers, as disclosed in the Proxy Statement.	☐ For	☐ Against	☐ Withhold
4.	Any other matter that may properly come before the meeting.
The Board of Directors recommends that you vote to elect each of the nominees listed, vote FOR approval of The Davey Tree Expert Company 2014 Omnibus Stock Plan, and vote FOR approval of named executive officer compensation.
(Instruction: Check one or both boxes)
☐ I direct the Trustee to vote the shares allocated to my account as of the record date in accordance with this voting instruction card.
☐ I direct the Trustee to vote the proportionate number of “nondirected” shares (shares allocated to other participants in the Plan for which the Trustee does not receive voting instructions) for which I may give voting instructions under the terms of the Plan in accordance with this voting instruction card.
This voting instruction card, when properly executed and timely received, will be voted in the manner directed herein. If you do not complete and return this card by May 19, 2014, your shares will be voted, as provided in the Plan, proportionately in accordance with directions received from other participants in the Plan. If you wish to vote the “nondirected” shares differently from the shares allocated to your account, you may do so by requesting a separate voting instruction card from the Trustee at Reliance Trust Company, Attn: Brenda L Savage, 1100 Abernathy Road, Suite 400, Atlanta, GA 30328.

Control #: 0000000	Shares: 0000000

Date

Sign here exactly as your name appears on the proxy notice.
Sign, date and mail this Proxy in the postage-paid envelope provided to:
The Davey Tree Expert Company
c/o Eagle Rock Proxy Advisors
PO Box 900
Cranford, New Jersey 07016-99722

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY. THANK YOU